Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

BUSINESS FIRST BANCSHARES, INC.

BATON Rouge, LOUISIANA

mINDEN BANCORP, INC.

MINDEN, LOUISIANA

AND

BFB ACQUISITION COMPANY

BATON ROUGE, LOUISIANA

DATED AS OF October 5, 2017

(i)

(ii)

(iii)

agreement and plan of reorganization

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of the 6th day of October, 2017, by and among Business First Bancshares, Inc., a Louisiana corporation (“Business First”), Minden Bancorp, Inc., a Louisiana corporation (“MBI”), and BFB Acquisition Company, a Louisiana corporation and wholly-owned subsidiary of Business First (“BFB”).

recitals

WHEREAS, Business First owns all of the issued and outstanding shares of capital stock of Business First Bank, a Louisiana state non-member bank (“Business First Bank”);

WHEREAS, MBI owns all of the issued and outstanding shares of capital stock of MBL Bank, a Louisiana state non-member bank (“MBL Bank”);

WHEREAS, Business First desires to acquire all of the issued and outstanding shares of common stock, par value $0.01 per share, of MBI (“MBI Stock”) in exchange for cash consideration through the merger of BFB with and into MBI, with MBI surviving the merger (the “Merger”), followed by the merger of MBL Bank with and into Business First Bank, with Business First Bank surviving such merger (the “Bank Merger”);

WHEREAS, the boards of directors of Business First and MBI have determined that the Merger and the other transactions contemplated by this Agreement, in accordance with the terms of this Agreement, are desirable and in the best interests of their respective companies and shareholders; and

WHEREAS, as a condition and inducement to Business First’s willingness to enter into this Agreement, (i) each director and Executive Officer of MBI and MBL Bank has simultaneously executed and delivered to Business First a Voting Agreement, in the form attached as Exhibit D, pursuant to which such persons agree to vote in favor of the Merger at any MBI shareholders’ meeting called for the purpose of considering such matter, and (ii) each director of MBI and MBL Bank has executed and delivered to Business First a Support Agreement in the form attached hereto as Exhibit C, which contains certain confidentiality and non-competition obligations.

NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good, valuable and lawful consideration and cause, the parties agree as follows:

Article I.
THE MERGER

Section 1.01     The Merger. Upon the terms and subject to the conditions contained in this Agreement, at the Effective Time, Business First will cause BFB to merge with and into MBI in accordance with the Louisiana Business Corporation Act (“LBCA”). MBI will be the surviving corporation in the Merger (“Surviving Corporation”) and will continue its corporate existence under the laws of the State of Louisiana. At the Effective Time, the separate corporate existence of BFB will cease. Immediately following the Merger, Business First will cause (i) the merger of MBI with and into Business First, with Business First as the surviving corporation, and (ii) the merger of MBL Bank with and into Business First Bank, with Business First Bank as the surviving bank, on the terms and subject to the conditions set forth in the Bank Merger Agreement (the “Bank Merger Agreement”), in the form attached hereto as Exhibit A.

Section 1.02     Time and Place of the Closing and Closing Date. The closing (“Closing”) shall occur within thirty (30) Business Days following the satisfaction or (to the extent permitted by Legal Requirements) waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Legal Requirements) waiver of those conditions), of which one party hereto shall have notified the other party, or such other date that may be agreed to by the parties.

Section 1.03     Effective Time. The Merger shall be effected by the filing of a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Louisiana on the date of Closing (the “Closing Date”), in accordance with the LBCA. The “Effective Time” shall mean the date and time upon which the Certificate of Merger is filed with the Secretary of State of the State of Louisiana or, as the case may be, at such later date and time as may be specified in the Certificate of Merger.

Section 1.04     Effects of the Merger. At the Effective Time, the Merger will have the effects set forth in this Agreement and section 1-1107 of the LBCA. Without limiting the generality of and subject to the foregoing, all of the property, rights, privileges, powers and franchises of MBI and BFB, and all debts, liabilities, obligations, restrictions and duties of MBI and BFB, will continue in the Surviving Corporation and any successors thereto.

Section 1.05     Constituent Documents. At the Effective Time and until thereafter changed in accordance with any Legal Requirement or the Constituent Documents of the Surviving Corporation, the Constituent Documents of the Surviving Corporation will be the Constituent Documents of BFB as in effect immediately prior to the Effective Time.

Section 1.06     Directors and Executive Officers. At the Effective Time and until thereafter changed in accordance with applicable Legal Requirements or the Constituent Documents of the Surviving Corporation, the members of the board of directors of BFB at the Effective Time will be the board of directors of the Surviving Corporation. At the Effective Time and until thereafter changed in accordance with applicable Legal Requirements or the Constituent Documents of the Surviving Corporation, the senior officers of BFB immediately prior to the Effective Time will be the senior officers of the Surviving Corporation.

Section 1.07     Alternative Transaction Structure. Notwithstanding any provision of this Agreement to the contrary, without requiring the consent of any other party, Business First may amend this Agreement solely for the purpose of restructuring the method by which it accomplishes the acquisition of MBI or MBL Bank; provided however, that Business First will only be permitted to restructure the proposed transaction so long as this Agreement as amended does not (A) reduce the amount or change the nature of the cash consideration to be paid to (including the effect of the Pre-Closing Dividend (as defined in Section 2.04)), or result in materially adverse tax consequences to be realized by, the shareholders of MBI (including indirectly through adverse tax consequences to MBI or its Subsidiaries) or (B) materially impede or delay consummation of the Merger or otherwise adversely affect MBI or the holders of MBI Stock.

Article II.
CONSIDERATION AND EXCHANGE PROCEDURES

Section 2.01     Merger Consideration. At the Effective Time, by virtue of the Merger and without any further action on the part of Business First, MBI or BFB, or any of their respective shareholders:

A.     Each share of MBI Stock, other than a Dissenting Share, which is issued and outstanding immediately prior to the Effective Time will be cancelled and converted into the right of the holder thereof to receive an amount of cash equal to $31.50 (the “Per Share Base Consideration”) less the Per Share Dividend Amount (as defined in Section 2.04) (the “Per Share Consideration”).

B.     Each share of common stock of BFB issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.02     Treatment of Stock Options. MBI will, prior to the Effective Time, cause all holders of outstanding options to purchase shares of MBI Stock (such stock options, the “MBI Options”), whether or not vested, to (i) exercise such MBI Options or (ii) agree to the cancellation of such MBI Options and release of any claims thereunder pursuant to the terms of an option termination agreement, the form of which shall be reasonably acceptable to Business First (each, an “Option Termination Agreement”), which will provide for a cash payment equal to the Per Share Base Consideration less the exercise price of each such MBI Option (each, an “Option Payment”) and the full release of any claims related to such MBI Options against MBI and MBL Bank. Prior to the Effective Time, MBI shall take all actions as necessary to give effect to such transactions, including, without limitation, entering into Option Termination Agreements with the holders of MBI Options, the payment of Option Payments, and the adoption of any necessary amendments to the applicable plans and award agreements. The Option Payments shall be treated as compensation and shall be payable by MBI net of any applicable federal and state income and employment withholding taxes.

Section 2.03     Treatment of Restricted Stock. Immediately prior to the Effective Time, each outstanding and unvested share of restricted stock previously granted under the Minden Bancorp, Inc. 2011 Recognition and Retention Plan and Trust Agreement (the “RRP”) shall, in accordance with the terms of the RRP, become fully vested and nonforfeitable, and the holder thereof shall be entitled to receive the Per Share Consideration for the vested shares. MBI will cause the termination, effective as of the Effective Time, of the RRP.

Section 2.04     Pre-Closing Dividend. Subject to receipt of any consents or approvals of any Governmental Authority under applicable Legal Requirements, MBI will, immediately prior to the Effective Time, pay a special dividend to the holders of MBI Stock (the “Pre-Closing Dividend”) in the aggregate amount of the lesser of (i) $20,000,000 or (ii) the maximum amount permitted by applicable Governmental Authorities (the “Aggregate Dividend Amount”). The “Per Share Dividend Amount” shall mean the Aggregate Dividend Amount divided by the number of shares of MBI Stock issued and outstanding immediately prior to the Effective Time.

Section 2.05     Dissenting Shares. Each share of MBI Stock issued and outstanding immediately prior to the Effective Time, the holder of which has properly perfected such holder’s rights of appraisal by following the exact procedure required by under the LBCA, is referred to herein as a “Dissenting Share.” Each Dissenting Share owned by each holder thereof who has not effectively withdrawn or lost his or her appraisal rights, shall not be converted into or represent the right to receive the Per Share Consideration pursuant to Section 2.01 and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the LBCA. Each holder of Dissenting Shares shall be entitled to receive the fair value of such Dissenting Shares held by him in accordance with and to the extent required under the applicable provisions of the LBCA; provided, such holder complies with the procedures contemplated by and set forth in the applicable provisions of the LBCA. If any holder of any Dissenting Shares shall effectively withdraw or lose his appraisal rights under the applicable provisions of the LBCA, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Per Share Consideration for each of such holder’s Dissenting Shares without any interest thereon in accordance with the provisions of Section 2.01.

Section 2.06     Rights as Shareholders; Stock Transfers. At the Effective Time, holders of MBI Stock will cease to be, and will have no rights as, shareholders of MBI, other than rights as holders of Dissenting Shares or to receive the consideration described in Section 2.01 upon compliance with the exchange procedures described in Section 2.07. From and following the Effective Time, the stock transfer books of MBI will be closed, and there will be no transfers on the stock transfer books of MBI of the shares of MBI Stock that were outstanding immediately prior to the Effective Time other than to settle transfers of MBI Stock that occurred prior to the Effective Time.

Section 2.07     Exchange Procedures.

A.     At least one Business Day prior to the Effective Time, Business First shall deposit with Computershare, Inc. (the “Exchange Agent”), for the benefit of the holders of Certificates (as defined below), for exchange in accordance with this Section 2.07, an amount of cash equal to the Per Share Consideration multiplied by the number of shares of MBI Stock issued and outstanding immediately prior to the Effective Time (which is hereinafter referred to as the “Exchange Fund”).

B.     As soon as practicable after the Effective Time, and in no event more than five (5) business days after the Effective Time, the Exchange Agent will mail to each record holder of MBI Stock, other than to holders of Dissenting Shares, a letter of transmittal that will (i) specify that delivery will be effected, and risk of loss and title to MBI Stock will pass, only upon delivery of the stock certificates (the “Certificates”) for certificated shares of MBI Stock to the Exchange Agent, (ii) include instructions for use in surrendering uncertificated shares of MBI Stock and the Certificate(s) with respect to certificated shares of MBI Stock in exchange for the consideration to which the holder is entitled, and (iii) include such other reasonable provisions consistent with the terms hereof as the Exchange Agent may specify. The letter of transmittal shall be subject to the approval of MBI (which shall not be unreasonably withheld, delayed or conditioned) prior to its mailing to each holder of a Certificate. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and executed, and such other documents as Business First may reasonably require, the holder of such Certificate will be entitled to receive the consideration described in Section 2.01 to which they are entitled. The Exchange Agent will cancel the Certificates surrendered in accordance with this Section 2.07.

C.     No interest will be paid or will accrue to the holders of the Certificate(s) with respect to the consideration to which the holder may be entitled. Notwithstanding anything herein to the contrary, none of Business First, Business First Bank, MBI, or the Exchange Agent will be liable to any former holder of MBI Stock with respect to any amount delivered in good faith to a public official in accordance with any applicable abandoned property, escheat or similar laws.

D.     If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Business First, the posting by such Person of a bond in such reasonable amount as Business First may determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, Business First will deliver in exchange for the lost, stolen or destroyed Certificate the consideration due to such Person under this Agreement.

E.     Any shares of MBI Stock held directly or indirectly by MBI immediately prior to the Effective Time (other than shares held in a fiduciary or agency capacity or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

F.     Any portion of the Exchange Fund that remains unclaimed by the shareholders of MBI as of the one (1) year anniversary of the Effective Time may, to the extent permitted by Legal Requirements, be returned to Business First. In such event, any former shareholders of MBI who have not theretofore complied with Section 2.07 shall thereafter look only to Business First with respect to the Per Share Consideration without any interest thereon.

Article III.
REPRESENTATIONS AND WARRANTIES OF MBI AND MBL BANK

Except as specifically set forth in the Confidential Disclosure Schedules attached to this Agreement (the “Schedules”), MBI makes the following representations and warranties to Business First as of the date of this Agreement and as of the Closing Date, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties are made as of such earlier date).

Section 3.01     Organization and Qualification.

A.     MBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. MBI is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. MBI has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, as now owned, leased or operated, and to enter into and carry out its obligations under this Agreement and all related agreements. MBI is duly qualified to do business in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified. True and complete copies of the Constituent Documents of MBI, as amended to date, have been delivered or made available to Business First. MBI is not in violation of any provision of its Constituent Documents.

B.     MBL Bank is a Louisiana state non-member bank, duly organized, validly existing and in good standing under the laws of the State of Louisiana. MBL Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, as now owned, leased or operated. MBL Bank is duly qualified to do business in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified. MBL Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. The deposits of MBL Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments due and owing required in connection therewith have been paid by MBL Bank. True and complete copies of the Constituent Documents of MBL Bank, as amended to date, have been delivered to Business First. MBL Bank is not in violation of any provision of its Constituent Documents.

C.     Except as disclosed in Section 3.01C of the Schedules, MBI has no equity interest in any Entity, except MBL Bank. All of the issued and outstanding shares of the capital stock of MBL Bank are owned of record by MBI free and clear of any Lien with respect thereto.

D.     MBL Bank has no Subsidiaries and no equity interest in any Entity, except (i) in the ordinary course of business as part of the investment portfolio of MBL Bank; (ii) as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity; or (iii) as disclosed in Section 3.01D of the Schedules.

Section 3.02     Capitalization.

A.     The authorized capital stock of MBI consists of 40,000,000 shares of common stock, $0.01 par value per share, 2,403,107 shares of which are issued and outstanding, and 10,000,000 shares of preferred stock, $0.01 par value per share, no shares of which are issued and outstanding. The outstanding shares of MBI Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person and have been issued in compliance with applicable securities laws. Except under restrictions imposed under applicable Legal Requirements, there are no restrictions applicable to the payment of dividends on the shares of MBI Stock, and except as set forth in Section 3.02A of the Schedules, all dividends declared on the common stock of MBI prior to the date of this Agreement have been paid. Except as disclosed in Section 3.02A of the Schedules, (i) none of the capital stock of MBI is subject to preemptive rights or any other similar rights; (ii) there are no outstanding options or other equity-based awards, warrants, scrip, rights to subscribe to, calls, agreements, arrangements or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, purchase or receive any shares of capital stock of MBI, (iii) there are no contracts, commitments, understandings or arrangements by which MBI is or may become bound to issue additional shares of capital stock of MBI or options or other equity-based awards, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, purchase or receive any shares of capital stock of MBI; (iv) there are no material outstanding debt securities, notes, credit agreements, credit facilities or other agreements, arrangements, commitments, documents or instruments evidencing indebtedness of MBI or by which MBI is bound, other than credit agreements or facilities entered into by MBI in the ordinary course of its business; (v) there are no outstanding securities or instruments, agreements, commitments, understandings or arrangements of MBI that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which MBI is or may become bound to sell, transfer, dispose, repurchase or redeem a security of MBI; and (vi) there are no shareholder agreements, voting trusts or similar agreements relating to the MBI Stock to which MBI is a party or outstanding contractual obligations of MBI to vote or dispose of any shares of MBI Stock.

B.     The authorized capital stock of MBL Bank consists of 100,000 shares of common stock, $0.01 par value per share, 100 shares of which are issued and outstanding, and 400,000 shares of preferred stock, $0.01 par value per share, no shares of which are issued and outstanding. The outstanding shares of common stock of MBL Bank have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (except as provided in LA R.S. 6:262), and have not been issued in violation of the preemptive rights of any Person and have been issued in compliance with applicable securities laws. There are no restrictions applicable to the payment of dividends on the shares of the capital stock of MBL Bank, except under applicable Legal Requirements, and all dividends declared on the common stock of MBL Bank prior to the date of this Agreement have been paid. Except as set forth in Section 3.02B, no shares of the capital stock of MBL Bank are subject to preemptive rights or any other similar rights. There are no (i) outstanding options or other equity-based awards, warrants, scrip, rights to subscribe to, calls, agreements, arrangements or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, purchase or receive any shares of capital stock of MBL Bank, (ii) contracts, commitments, understandings or arrangements by which MBL Bank is or may become bound to issue additional shares of capital stock of MBL Bank or options or other equity-based awards, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, purchase or receive any shares of capital stock of MBL Bank; (iii) material outstanding debt securities, notes, credit agreements, credit facilities or other agreements, arrangements, commitments, documents or instruments evidencing indebtedness of MBL Bank or by which MBL Bank is bound, other than credit agreements or facilities entered into by MBL Bank in the ordinary course of its business; (iv) outstanding securities or instruments, agreements, commitments, understandings or arrangements of MBL Bank that contain any redemption or similar provisions, or contracts, commitments, understandings or arrangements by which MBL Bank is or may become bound to sell, transfer, dispose, repurchase or redeem a security of MBL Bank; or (v) shareholder agreements, voting trusts or similar agreements relating to the common stock of MBL Bank to which MBL Bank is a party or outstanding contractual obligations of MBL Bank to vote or dispose of any shares of the capital stock of MBL Bank.

Section 3.03     Execution and Delivery; No Violation.

A.     MBI has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of all required regulatory and shareholder approvals, to perform its obligations under this Agreement. MBI has taken all requisite corporate action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated by this Agreement to which it is a party. This Agreement has been duly and validly executed and delivered by MBI to Business First. Assuming due authorization, execution and delivery by Business First, this Agreement constitutes the legal, valid and binding obligation of MBI, enforceable against MBI in accordance with its terms and conditions, except as enforceability may be limited by the Enforceability Exceptions.

B.     Subject to the receipt of any consents and approvals set forth in Section 3.08 and the expiration of related waiting periods, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, constitutes or will constitute (i) a breach or violation of any provision of the Constituent Documents of MBI or any of its Subsidiaries; (ii) a violation of any Legal Requirement applicable to MBI, any of its Subsidiaries or any of their respective properties or assets; or (iii) a breach or violation of, a conflict with, the loss of any benefit under, a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, an event of termination or cancellation under, an event giving rise to acceleration of the performance required by or rights or obligations under, or an event resulting in the creation of any Lien upon any of the properties or assets of MBI or any of its Subsidiaries under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which MBI or any of its Subsidiaries is a party, or by which it or any of its properties, assets or business activities may be bound or affected.

C.     As of the date of this Agreement, the MBI board of directors, by resolution adopted by a unanimous vote of the entire MBI board of directors at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated by this Agreement are fair and in the best interests of MBI and its shareholders; (ii) directed that such matter be submitted to the shareholders of MBI for consideration at the Shareholder Meeting; and, (iii) recommended that the shareholders of MBI approve this Agreement and the transactions contemplated by this Agreement at the Shareholder Meeting.

Section 3.04     Compliance with Laws and Regulatory Filings.

A.     Except as disclosed in Section 3.04A of the Schedules, MBI and each of its Subsidiaries has complied in all material respects with and is not in material default or violation under the Legal Requirements applicable to it, including all Banking Laws. Neither MBI nor any of its Subsidiaries has had material incidents of fraud involving MBI, any of its Subsidiaries or any of their respective officers, directors or Affiliates during the last two years. Each of MBI and MBL Bank has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has systems that are designed to properly monitor transaction activity (including wire transfers).

B.     Since December 31, 2014, each of MBI and MBL Bank has timely filed all reports, registrations, statements and other documents, together with any amendments required to be made thereto, that are required to be filed with the Federal Deposit Insurance Corporation (the “FDIC”), the Louisiana Office of Financial Institutions (the “OFI”) and the Board of Governors of the Federal Reserve System (the “FRB”), and such reports, registrations and statements as finally amended or corrected, are true and correct, in all material respects, and comply as to form with all Legal Requirements. Except as set forth in Section 3.04B of the Schedules, there is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report relating to any examination of MBI or MBL Bank.

C.     Except as set forth in Section 3.04C of the Schedules, since December 31, 2014, neither MBI nor any of its Subsidiaries, or director, officer, employee, agent or other Person acting on behalf of MBI or any of its Subsidiaries has, directly or indirectly, (i) used any funds of MBI or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of MBI or any of its Subsidiaries, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of MBI or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of MBI or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for MBI or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for MBI or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury.

D.     MBL Bank is “well capitalized” (as that term is defined in 12 C.F.R. Section 325.103(b)) and its Community Reinvestment Act of 1977 rating is no less than “satisfactory.” MBL Bank does not have Knowledge of any fact or circumstance that would, or would be reasonably likely to, prevent the transaction from receiving expedited treatment from federal banking regulators under 12 C.F.R. Section 225.14, and has not been informed by any of those regulators that its regulatory status will change.

Section 3.05     MBI Financial Statements. MBI has furnished to Business First true and complete copies of the audited consolidated financial statements of MBI as of and for the years ended December 31, 2016, 2015 and 2014, including balance sheets and the related statements of income, comprehensive income, changes in stockholders’ equity and cash flows, and an unaudited balance sheet, interim statement of income and interim statement of changes in stockholders’ equity and cash flows as of June 30, 2017 (collectively, the “MBI Financial Statements”). Except as set forth in Section 3.05 of the Schedules, the audited MBI Financial Statements and, subject to the absence of footnotes and normal year-end adjustments, the unaudited MBI Financial Statements were prepared in accordance with the books of account and other financial records of MBI and MBL Bank, as applicable, and fairly present in all material respects the financial condition, results of operations and cash flows of MBI, on a consolidated basis, as of the dates thereof and for the periods covered thereby in accordance with GAAP, applied on a basis consistent during the periods involved.

Section 3.06     Call Reports. MBI has furnished Business First with true and complete copies of the Reports of Condition and Income of MBL Bank as of and for the period ended June 30, 2017 and March 31, 2017 (each, an “MBI Call Report”). Each Call Report fairly presents, in all material respects, the financial position of MBL Bank and the results of its operations at the date and for the period indicated in conformity with the Instructions for the Preparation of Call Reports as promulgated by applicable Governmental Authorities.

Section 3.07     Proceedings. Except as set forth in Section 3.07 of the Schedules, there are no Proceedings pending or, to the Knowledge of MBI, threatened against MBI or any of its Subsidiaries. To the Knowledge of MBI, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any Proceeding. Neither MBI nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any Governmental Authority.

Section 3.08     Consents and Approvals. Except for the approval of the Merger by the shareholders of MBI or as disclosed in Section 3.08 of the Schedules, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required to be made or obtained by MBI or any of its Subsidiaries in connection with the execution, delivery or performance of this Agreement or the completion by MBI or MBL Bank of the transactions contemplated by this Agreement.

Section 3.09     Undisclosed Liabilities. Except as set forth in Section 3.09 of the Schedules, neither MBI nor any of its Subsidiaries has incurred any material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any Employee Benefit Plan maintained by MBI or MBL Bank (the “MBI Employee Plans”) or liabilities for Taxes or assessments or liabilities under any tax sharing agreements between MBI and any of its Subsidiaries), that is not reflected in or disclosed in the MBI Financial Statements as required by GAAP or MBI Call Reports as required by the Instructions for the Preparation of Call Reports as promulgated by applicable Governmental Authorities, except those liabilities and expenses incurred in the ordinary course of business since the date of the MBI Financial Statements or MBI Call Reports or as disclosed in Section 3.09 of the Schedules.

Section 3.10     Title to Assets.

A.     Section 3.10A of the Schedules contains a true, correct and complete list of all immovable property owned or leased by MBI or MBL Bank, including non-residential other real estate (the “MBI Real Property”), and the owner or lessee thereof, as well as all mortgages, deeds of trust, security agreements and other documents describing encumbrances to which such MBI Real Property is subject. True and complete copies of all deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, MBI Real Property, title insurance policies for MBI Real Property that are owned by MBI or MBL Bank, and all mortgages, deeds of trust or security agreements to which the MBI Real Property is subject in the possession of MBI have been furnished or made available to Business First.

B.     No lease or deed with respect to any MBI Real Property is subject to any current or potential interests of third parties or other restrictions or limitations that would impair, or be inconsistent with, in any material respect, the use, transferability or value of such MBI Real Property pertaining to its current primary business purpose.

C.     None of the buildings and structures located on any MBI Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any MBI Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Change. No condemnation proceeding is pending or, to MBI’s Knowledge, threatened, that could reasonably be expected to preclude or materially impair the use of any MBI Real Property in the manner in which it is currently being used.

D.     Except as disclosed in Section 3.10D of the Schedules, MBI or its Subsidiaries has good and indefeasible title to, or a valid and enforceable leasehold interest in, all MBI Real Property, and such interest is free and clear of all Liens, including tax liens, charges, imperfections of title or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in the MBI Financial Statements, (ii) easements, covenants, restrictions and other matters of record which do not, individually or in the aggregate, materially adversely affect the use and enjoyment of the relevant MBI Real Property and (iii) Liens disclosed in the Financial Statements.

E.     All buildings and other facilities used in the business of MBI and each of its Subsidiaries are in adequate condition, normal wear and tear excepted, and are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.

Section 3.11     Personal Property. Except as set forth in Section 3.11 of the Schedules, each of MBI and its Subsidiaries has good title to, or a valid leasehold interest in, all movable property, whether corporeal or incorporeal, used in the conduct of its business (the “MBI Personal Property”), free and clear of all Liens, except statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in the MBI Financial Statements and such other Liens as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant MBI Personal Property. None of the premises or equipment of MBI or any of its Subsidiaries are in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

Section 3.12     Absence of Certain Changes or Events. Since December 31, 2016, except with respect to the transactions contemplated by this Agreement or as required or permitted by this Agreement, MBI and each of its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course and has not, other than as disclosed in Section 3.12 of the Schedules:

A.     Incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken and federal funds purchased and current liabilities for trade or business obligations, none of which, individually or in the aggregate, result in a Material Adverse Change;

B.     Discharged or satisfied any Lien or paid any obligation or liability, whether absolute or contingent, due or to become due, other than in the ordinary course of business consistent with past practices;

C.     Except for regular quarterly dividends declared and paid consistent with past practices and as provided in the Employee Benefit Plans, declare or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

D.     Issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto other than the issuance of shares of MBI Stock with respect to stock options outstanding as of June 30, 2017;

E.     Acquired any capital stock or other equity securities or acquired any equity or ownership interest in any Entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);

F.     Mortgaged, pledged or subjected to Lien any of its property, business or assets, tangible or intangible except (i) statutory liens not yet delinquent, (ii) landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (iv) pledges of assets to secure public funds deposits, and (v) those assets and properties disposed of for fair value;

G.     Sold, transferred, leased to others or otherwise disposed of any of its assets (except for assets disposed of for fair value) or canceled or compromised any debt or claim, or waived or released any right or claim of material value, other than in the ordinary course of business consistent with past practices;

H.     Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not constituting, or may reasonably be anticipated to result in, a Material Adverse Change covered by insurance), which, in any case or in the aggregate, may reasonably constitute a Material Adverse Change;

I.     Disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license or Intellectual Property (as defined in Section 3.17) or modified any existing rights with respect thereto;

J.     Made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents other than in the ordinary course of business consistent with past practices, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended in any material respect or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or Employee Benefit Plan or agreement maintained by it for the benefit of its directors, employees or former employees;

K.     Except for improvements or betterments relating to its properties, made any capital expenditures or capital additions or betterments in excess of an aggregate of $100,000;

L.     Instituted, had instituted against it, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to its property other than routine collection suits instituted by it to collect amounts owed or suits in which the amount in controversy is less than $50,000;

M.     Entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any Person;

N.     Sold, or knowingly disposed of, or otherwise divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

O.     Made any, or acquiesced with any, change in any accounting methods, principles or material practices except as required by GAAP or regulatory accounting principles; or

P.     Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in this Section 3.12.

Section 3.13     Certain Leases, Contracts and Agreements.

A.     Except as set forth in Section 3.13A of the Schedules, neither MBI nor any of its Subsidiaries is a party to or bound by any of the following (whether written or oral) agreements (each, a “Contract”):

(i)     agreement, arrangement, policy or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, officer or employee of MBI or any of its Subsidiaries, including any such agreement, arrangement, policy or commitment as a result of which any payment will become due and payable as a result of or following the consummation of the transactions contemplated by this Agreement;

(ii)     bonus, stock option, restricted stock, stock appreciation, deferred compensation arrangement, profit-sharing plan, pension plan, retirement plan, welfare plan or other employee benefit agreement or arrangement;

(iii)     any material lease or license with respect to any MBI Personal Property, or any lease with respect to any MBI Real Property, whether as lessor, lessee, licensor or licensee;

(iv)     contract or commitment for capital expenditures in excess of $100,000;

(v)     material contract or commitment for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days after the date of this Agreement which in each instance cannot be cancelled on 60 days’ or less notice without penalty or payment;

(vi)     contract or option to purchase or sell any MBI Real Property or MBI Personal Property other than any contract for (a) the purchase of personal property or (b) for the sale of property classified by MBI as other real estate owned, in each instance in the ordinary course of business consistent with past practices;

(vii)     contract, agreement or letter with respect to the management or operations of MBI or any of its Subsidiaries with or by any Governmental Authority;

(viii)     note, debenture, agreement, contract or indenture related to the borrowing by MBI or any of its Subsidiaries of money other than those entered into in the ordinary course of business;

(ix)     guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(x)     agreement with or extension of credit to any Executive Officer or director of MBI or any of its Subsidiaries, any holder of ten percent (10%) or more of the issued and outstanding MBI Stock, or any affiliate of any such Person;

(xi)     agreement with any Executive Officer or director of MBI or any of its Subsidiaries or holder of ten percent (10%) or more of the issued and outstanding MBI Stock or any affiliate of such Person, relating to bank owned life insurance;

(xii)     agreement containing covenants that limit the ability of MBI or any of its Subsidiaries to compete in any line of business or with any Person, or that involve any restriction on the geographic area in which, or method by which, MBI or any of its Subsidiaries (including any successor thereof) may carry on its business (other than as may be required by law or any Governmental Authority);

(xiii)     data processing or other electronic banking services agreement or contract that may not be terminated without payment or penalty upon notice of 30 days or less;

(xiv)     agreement, arrangement, policy or understanding obligating MBI or any of its Subsidiaries to indemnify any director, officer, employee or agent of MBI or any of its Subsidiaries;

(xv)     agreement, arrangement, or understanding, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(xvi)     agreement by which MBI or any of its Subsidiaries may become obligated to invest in or contribute capital to any Person; or

(xvii)     contracts, other than the foregoing, with payments aggregating $100,000 or more, not made in the ordinary course of business.

B.     Each Contract is (i) legal, valid and binding on MBI or one of its Subsidiaries, as applicable, and, to the Knowledge of MBI, on the other parties thereto, (ii) in full force and effect, and (iii) enforceable against MBI or such Subsidiary, as applicable, in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions. Each of MBI and its Subsidiaries, as applicable, and, to the Knowledge of MBI, each other party thereto has performed in all material respects all obligations required to be performed by it to date under each Contract. To the Knowledge of MBI, no party to any such Contract is in breach, violation or default of such Contract, and there are no allegations or assertions of such by any party under such Contract or any events that with notice, lapse of time or the happening or occurrence of any other event would be reasonably likely to constitute a breach, violation or default by any party to any such Contract. A true and complete copy of each Contract has been delivered or made available to Business First.

Section 3.14     Taxes and Tax Returns.

A.     Subject to applicable extension periods, MBI and each of its Subsidiaries has filed all material Tax Returns that each was required to file, including any Tax Returns of any affiliated, consolidated, combined or unitary group of which either MBI or any of its Subsidiaries is or was a member. At the time of filing, all such Tax Returns were correct and complete in all material respects. All Taxes due and owing by MBI or any of its Subsidiaries and any affiliated, consolidated, combined or unitary group of which either MBI or any of its Subsidiaries is or was a member (whether or not shown on any Tax Return) have been paid. Neither MBI nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. Since January 1, 2011, no claim has been received by MBI in writing from an authority in a jurisdiction where MBI or any of its Subsidiaries does not file Tax Returns that MBI or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of MBI or any of its Subsidiaries that arose in connection with any failure (or alleged failure) of MBI or any of its Subsidiaries to pay any Tax, other than Liens for Taxes not yet due and payable or for Taxes that MBI or any of its Subsidiaries is contesting in good faith through appropriate proceedings, if any, and for which adequate reserves have been established on the most recent applicable balance sheet in accordance with GAAP, as disclosed in Section 3.14A of the Schedules.

B.     Except as set forth in Section 3.14B of the Schedules, MBI and each of its Subsidiaries have collected or withheld and duly paid to the appropriate Governmental Authority all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

C.     There is currently no Proceeding concerning any Tax liability of MBI or any of its Subsidiaries either claimed or raised by any Governmental Authority in writing or as to which MBI or any of its Subsidiaries has Knowledge that has not been resolved. MBI has made available to Business First correct and complete copies of all federal income Tax Returns for 2014, 2015 and 2016. MBI has made available to Business First correct and complete copies of all examination reports, and statements of deficiencies assessed against or agreed to by MBI or any of its Subsidiaries in each case with respect to all taxable periods that are still open under the applicable statute of limitations.

D.     Except as disclosed in Section 3.14D of the Schedules, since January 1, 2011, neither MBI nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

E.     MBI has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in Code section 897(c)(1)(A)(ii). If MBI or any of its Subsidiaries has participated in a reportable or listed transaction as defined under section 6011 or 6111 of the Code and Treasury Regulation section 1.6011-4, such Entity has properly disclosed such transaction in accordance with the applicable Treasury Regulations. Except as set forth in Section 3.14E of the Schedules, neither MBI nor any of its Subsidiaries (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the Affiliated Group of which MBI is the common parent) or (iii) has any liability for the Taxes of any Person (other than MBI and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

F.     Except as disclosed in Section 3.14F of the Schedules, neither MBI nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could reasonably be expected to give rise to a substantial understatement of federal income tax within the meaning of section 6662 of the Code.

G.     Neither MBI nor any of its Subsidiaries will be required to include any item of income in, nor will MBI or any of its Subsidiaries be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

H.     Neither MBI nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of section 355(a)(1)(A) of the Code) in a distribution of stock under section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

I.     The Taxes of MBI and each of its Subsidiaries that: (i) were not yet due and payable as of December 31, 2016 did not, as of such date, exceed the current liability accruals for Tax liabilities (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the MBI Financial Statements as of such date; and (ii) are not yet due and payable do not exceed such current liability accruals for Taxes (excluding reserves for any deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of MBI and its Subsidiaries in filing its Tax Returns.

Section 3.15     Insurance.

A.     MBI and each of its Subsidiaries are insured for reasonable amounts with reputable insurance companies against such risks as management reasonably has determined to be prudent. Section 3.15A of the Schedules contains a true, correct and complete list of all fidelity bonds and insurance policies (including any bank owned life insurance) owned or held by or on behalf of MBI or any of its Subsidiaries (other than credit-life policies), including the insurer, policy numbers, amount of coverage, deductions, type of insurance, effective and termination dates and any material pending claims thereunder.

B.     All policies listed in Section 3.15A of the Schedules (i)  are sufficient for compliance by MBI and each of its Subsidiaries with all Legal Requirements and all agreements to which MBI or any of its Subsidiaries is a party, (ii) will not in any material respect be affected by, and will not terminate or lapse by reason of, the transactions contemplated by this Agreement, (iii) are valid, outstanding and enforceable according to their terms, except as enforceability may be limited by the Enforceability Exceptions and (iv) are presently in full force and effect. No notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy, and there are no unpaid premiums due thereon. Neither MBI nor any of its Subsidiaries is in default under any such policy or bond, and all material claims thereunder have been filed. Neither MBI nor any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance since December 31, 2012. There have been no claims under any fidelity bonds or directors’ and officers’ liability policies of MBI or its Subsidiaries within the last three years, and MBI has no Knowledge of any facts that would form the basis of a claim under such policies or bonds.

Section 3.16     No Material Adverse Change. Except as set forth in Section 3.16 of the Schedules, since December 31, 2016, there has not been any Material Adverse Change with respect to MBI or any of its Subsidiaries, and no event or condition has occurred that has resulted in, or, to the Knowledge of MBI, is reasonably likely to result in a Material Adverse Change of MBI or any of its Subsidiaries.

Section 3.17     Proprietary Rights. MBI and each of its Subsidiaries owns, possesses, licenses or has other rights to use all foreign and domestic patents, patent applications, trade and service marks, trade and service mark registrations, brand names, trade names, copyrights, designs, inventions, trade secrets, technology, Internet domain names, know-how and other intellectual property (collectively, the “Intellectual Property”), free and clear of all Liens and third party rights, necessary for the conduct of their respective businesses as currently conducted. Except where such violations, misappropriations, infringements or unauthorized use would not be material to MBI or any of its Subsidiaries, (i) there are no rights of third parties to any Intellectual Property owned by MBI or its Subsidiaries; (ii) there is no infringement, misappropriation or unauthorized use by third parties of any Intellectual Property owned by MBI or its Subsidiaries; (iii) there is no pending or, to the Knowledge of MBI, threatened Proceeding by any Person challenging MBI’s and its Subsidiaries’ rights in or to any such Intellectual Property; (iv) there is no pending or, to the Knowledge of MBI, threatened Proceeding by any Person challenging the validity or scope of any such Intellectual Property; and (v) there is no pending or, to the Knowledge of MBI, threatened Proceeding by any Person that MBI or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property of any other Person. MBI and each of its Subsidiaries complies in all material respects with all Legal Requirements with respect to the protection of personal privacy, personally identifiable information, sensitive personal information and any special categories of personal information regulated thereunder.

Section 3.18     Investments. Section 3.18 of the Schedules sets forth a true, correct and complete list, as of September 30, 2017, of all securities, including municipal bonds, owned by MBI or any of its Subsidiaries. Except as set forth in Section 3.18 of the Schedules, all such securities are owned by MBI or one of its Subsidiaries of record, except those held in bearer form, and free and clear of all Liens. Section 3.18 of the Schedules also discloses any investment in which the ownership interest of MBI, whether held directly or indirectly, equals 5% or more of the issued and outstanding voting securities of the issuer thereof. There are no voting trusts or other agreements or understandings with respect to the voting of any of the securities listed in Section 3.18 of the Schedules to which MBI or any of its Subsidiaries is a party.

Section 3.19     Loan Portfolio and Reserve for Loan Losses.

A.     All evidences of indebtedness and leases, including any renewals and extensions (individually a “Loan” and collectively, the “Loans”) of MBI or any of its Subsidiaries, were solicited, originated and currently exist in compliance in all material respects with all Legal Requirements. Except as set forth in Section 3.19A of the Schedules, all Loans that are reflected as assets of MBI or any of its Subsidiaries (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be; (iii) to the extent secured, have been secured by valid Liens and security interests that have been perfected; (iv) are not subject to any known or threatened defenses, offsets or counterclaims that may be asserted against MBI or any of its Subsidiaries or the present holder thereof; and (v) are enforceable in accordance with their respective terms, except as enforceability may be limited by the Enforceability Exceptions. Neither MBI nor any of its Subsidiaries has entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records. The credit files of each of MBI and each of its Subsidiaries contain all material information (excluding general, local or national industry, economic or similar conditions) that is reasonably required to evaluate in accordance with MBI’s practices the collectability of the loan portfolio (including Loans that will be outstanding if it advances funds it is obligated to advance).

B.     Except as set forth in Section 3.19B of the Schedules as of September 30, 2017, neither MBI nor any of its Subsidiaries is a party to any written: (i) loan agreement, note or borrowing arrangement, under the terms of which the obligor was ninety (90) days delinquent in payment of principal or interest or in default of any other material provision; (ii) loan agreement, note or borrowing arrangement that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or Executive Officer of MBI or any of its Subsidiaries, or any 10% or more shareholder of MBI, or any Person controlling, controlled by or under common control with any of the foregoing; (iv) loan agreement, note or borrowing arrangement in material violation of any Legal Requirement applicable to MBI or any of its Subsidiaries; or (v) loan that is required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards Codification (ASC) Subtopic 310-40.

C.     Section 3.19C of the Schedules contains the “watch list” of loans of MBL Bank as of September 30, 2017. To the Knowledge of MBI, there is no other Loan, loan agreement, note or borrowing arrangement which should be included on the watch list based on MBI’s or MBL Bank’s ordinary course of business practices.

D.     The allowance for loan losses and the carrying value of MBI’s other real estate shown on the MBI Financial Statements and the MBI Call Reports were, as of the date of such MBI Financial Statement or MBI Call Report calculated in accordance with GAAP or the Instructions for the Preparation of Call Reports as promulgated by applicable Governmental Authorities, respectively, each in all material respects as applied to banking institutions.

Section 3.20     Employee Relationships.

A.     Section 3.20A of the Schedules contains a list of all persons who are employees of MBI and MBL Bank, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation arrangement (including target bonus, if applicable); and (vi) accrued but unused vacation as of the Closing Date.

B.     MBI and each of its Subsidiaries is, and during the past three years has at all times been, in compliance in all material respects with all Legal Requirements relating to employment and fair employment practices, immigration, terms and conditions of employment, compensation, benefits, employment discrimination and harassment, workers compensation, occupational safety and health, and wages and hours. Neither MBI nor any of its Subsidiaries is a party to or otherwise bound by any consent decree with or citation by any Governmental Authority relating to employees or employment practices. No key employee has given notice to MBI of his or her intent to terminate his or her employment or service relationship with MBI. MBI and each of its Subsidiaries is, and during the past three years has at all times been, in material compliance with all Legal Requirements concerning the classification of employees and independent contractors and has properly classified all such individuals for purposes of participation in the MBI Employee Plans. No strike, grievance, or labor dispute exists or, to the Knowledge of MBI, is threatened with respect to any of the employees of MBI or any of its Subsidiaries. Neither MBI nor any of its Subsidiaries is a party to any collective bargaining agreement or employs any member of a union that relates to such employee’s relationship with MBI or any of its Subsidiaries, and, to its Knowledge, there is no activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. To the Knowledge of MBI, no Executive Officer is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement or similar agreement, and the continued employment of each such Executive Officer does not subject MBI or any of its Subsidiaries to any material liability with respect to any of the foregoing matters.

C.     Except with respect to the accruals of the SERPs (defined in Section 6.15H hereof), which are reflected on Schedule 3.20C hereof, all accrued material obligations and liabilities of and all payments by MBI and each of its Subsidiaries, and all MBI Employee Plans, whether arising by Legal Requirement, by contract or by past custom, for payments to trusts or other funds, to any Government Authority or to any present or former director, officer, employee or agent (or his or her heirs, legatees or Representatives) have been and are being paid to the extent required by Legal Requirement or by the plan, trust, contract or past custom or practice, and adequate actuarial accruals and reserves for such payments have been and are being made by MBI or its Subsidiaries, as applicable, according to GAAP applied on a consistent basis and actuarial methods with respect to: (i) withholding taxes, unemployment compensation or social security benefits; (ii) all pension, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, phantom stock and stock appreciation rights plans and agreements; (iii) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, retirement, early retirement, severance, reimbursement, bonus or collective bargaining plans and agreements; (iv) all executive and other incentive compensation plans, programs, or agreements; (v) all group insurance and health contracts, policies and plans; and (vi) all other incentive, welfare (including vacation and sick pay), retirement or Employee Benefit Plans or Agreements maintained or sponsored, participated in, or contributed to by MBI or any of its Subsidiaries, as applicable, for its current or former directors, officers, employees and agents. All material obligations and liabilities of MBI and each of its Subsidiaries for all other forms of compensation that are or may be payable to their current or former directors, officers, employees or agents, or under any MBI Employee Plan, have been and are being paid to the extent required by Legal Requirement or by the plan or contract, and adequate actuarial accruals and reserves for payment therefor have been and are being made by MBI according to GAAP applied on a consistent basis. All accruals and reserves referred to in this Section 3.20C are, in all material respects, correctly and accurately reflected and accounted for in all material respects in the MBI Financial Statements and the books, statements and records of MBI and its Subsidiaries.

Section 3.21     Environmental Laws.

A.     MBI and each of its Subsidiaries and any business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are and for the last three (3) years have been in compliance in all material respects with all Environmental Laws (as defined below) and permits thereunder. Neither MBI nor any of its Subsidiaries has received notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials (as defined below), and neither is subject to any Lien under any Environmental Laws. No MBI Real Property and no real property currently owned, operated or leased (including any property acquired by foreclosure or deeded in lieu thereof) by MBI or any of its Subsidiaries or, to the Knowledge of MBI, owned, operated or leased by MBI or any of its Subsidiaries within the three (3) years preceding the date of this Agreement, requires any environmental investigation, cleanup or response action to comply with Environmental Laws, or has been the site of any release of any Hazardous Materials. Except as set forth in Section 3.21A of the Schedules, to MBI’s Knowledge, (a) all MBI Real Property is free of asbestos, (b) no immovable property currently or previously owned by it or any Subsidiary or their respective predecessors has been a heavy industrial site or landfill, and (c) there are no underground storage tanks at any properties owned or operated by MBI or any of its Subsidiaries and no underground storage tanks have been closed or removed from any properties owned or operated by MBI or any of its Subsidiaries. MBI has made available to Business First all environmental audits, site assessments, documentation regarding off-site disposal of Hazardous Materials, reports and other material environmental documents related to MBI Real Property, any immovable property formerly owned or operated by MBI or any of its Subsidiaries or any of their respective predecessors, and any other immovable property acquired by foreclosure or deeded in lieu thereof, which are in the possession of MBI or any of its Subsidiaries.

B.     For purposes of this Agreement, “Environmental Laws” means the Legal Requirements now or hereafter in effect, relating to pollution, preservation, remediation or protection of the environment, natural resources, human health or safety, or Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq. For purposes of this Agreement, “Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including, without limitation, (i) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, friable asbestos, mold, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (ii) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (iii) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any Governmental Authority, including mixtures thereof with other materials; provided, however, that “Hazardous Material” does not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of MBI or its Subsidiary in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

Section 3.22     Regulatory Actions.

A.     Except as disclosed in Section 3.22A of the Schedules, neither MBI nor any of its Subsidiaries is now or has been, within the last five (5) years, (i) subject to any cease-and-desist or other order or enforcement action issued by, (ii) a party to any written agreement, consent agreement or memorandum of understanding with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by, (v) ordered to pay any civil penalty by, (vi) a recipient of a supervisory letter from, or (vii) subject to any board resolutions adopted at the request or suggestion of, any Governmental Authority that restricts the conduct of its business or that relates or related to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, nor has MBI or any of its Subsidiaries been notified by any Governmental Authority that it is considering initiating any such item. MBI and each of its Subsidiaries is in compliance in all material respects with each such item to which it is party or subject, and neither MBI nor any of its Subsidiaries has received any notice from any Governmental Authority indicating that it is not in compliance in all material respects with any such item.

B.     Neither MBI nor any of its Subsidiaries has Knowledge of any fact or circumstance relating to it that would materially impede or delay receipt of any Requisite Regulatory Approvals, the Merger, or the other transactions contemplated by this Agreement.

Section 3.23     Accounting Controls.

A.     MBI and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance that (i) transactions are executed with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the MBI Financial Statements and MBI Call Reports in accordance with GAAP or the Instructions for the Preparation of Call Reports as promulgated by applicable Governmental Authorities, respectively, and to maintain asset and liability accountability; (iii) access to its assets and incurrence of its liabilities are permitted only in accordance with management’s specific or general authorizations; (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference; and (v) extensions of credit and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. None of the systems, internal accounting controls, data or information of MBI or any of its Subsidiaries is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of MBI, its Subsidiaries or their respective accountants, except as would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the preceding sentence. Since January 1, 2012, (i) no material weakness in internal controls has been identified by the auditors of MBI or any of its Subsidiaries, (ii) there have been no significant changes in internal controls that could reasonably be expected to materially and adversely affect internal controls, and (iii) neither MBI nor any of its Subsidiaries has been advised of any material deficiencies in the design or operation of internal controls over financial reporting which could reasonably be expected to adversely affect its ability to record, process, summarize and report financial data, or any fraud, whether or not material, that involves management.

B.     Since January 1, 2012, (i) through the date hereof, neither MBI nor any of its Subsidiaries has received or had Knowledge of any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of MBI or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that MBI or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) neither MBI nor any of its Subsidiaries, whether or not employed by MBI or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by MBI or any of its officers, directors, employees or agents to the board of directors of MBI or any committee thereof or to any director or officer of MBI.

Section 3.24     Books and Records. The minute books, stock certificate books and stock transfer ledgers of MBI and each of its Subsidiaries have been kept accurately in the ordinary course of business and are complete and correct in all material respects, provided, however, that certain information pertaining to the sale of MBI and MBL Bank has been redacted from the copies of the minutes made available to Business First; the transactions entered therein represent bona fide transactions; and there have been no transactions involving the business of MBI or any of its Subsidiaries that properly should have been set forth therein and that have not been accurately so set forth. The minute books of MBI and each of its Subsidiaries have been made available for inspection by Business First.

Section 3.25     Trust Business. Neither MBI nor any of its Subsidiaries has been appointed or acted in a fiduciary or representative capacity in respect of any trust, executorship, administration, guardianship, conservatorship, or other fiduciary representative capacity. Neither MBI nor any of its Subsidiaries administers or otherwise holds any indenture, pooling and servicing, private label, paying agency, collateral or disbursing agency, securities (whether bond, note, debenture or other) registrar, transfer agency, document custody or other fiduciary or agency contracts.

Section 3.26     Guaranties. Except for items in the process of collection in the ordinary course of MBL Bank’s business, no obligation or liability of MBI or any of its Subsidiaries is guaranteed by any other Person, nor, except in the ordinary course of business and in compliance with all Legal Requirements, has MBI or any of its Subsidiaries guaranteed any obligation or liability of any other Person.

Section 3.27     Employee Benefit Plans.

A.     Section 3.27A of the Schedules lists all Employee Benefit Plans, arrangements or agreements providing benefits or compensation to any current or former employees, directors or consultants of MBI or any other Entity that, together with MBI, is or at any time during the six (6) years preceding the Closing Date was deemed a single employer within the meaning of Section 414 of the Code (an “ERISA Affiliate”) that are sponsored or maintained by MBI or any of its ERISA Affiliates or to which MBI or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors or consultants of MBI or any of its ERISA Affiliates or with respect to which MBI or any of its ERISA Affiliates has any liability, including any employee welfare benefit plan within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (together with the rules and regulations promulgated thereunder, “ERISA”), determined without regard to whether such plan is subject to ERISA (whether written or oral) any employee pension benefit plan within the meaning of section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA (whether written or oral), any employment, consulting or independent contractor agreement, any collective bargaining agreement, employee stock ownership, bonus, incentive, deferred compensation, supplemental retirement plan, stock purchase, stock option, and other equity or equity-based compensation plan or agreement, severance, retention or change of control or fringe benefit plan and each other compensation or benefit plan, fund, policy, program, agreement, arrangement or scheme (whether written or oral) (each of the foregoing, an “MBI Employee Plan”). There is no pending or, to the Knowledge of MBI, threatened Proceeding relating to any MBI Employee Plan. All of the MBI Employee Plans comply and have been administered in all material respects with their terms and all Legal Requirements. There has occurred no “prohibited transaction” (as defined in section 406 of ERISA or section 4975 of the Code) with respect to any MBI Employee Plan that is likely to result in the imposition of any penalties or Taxes upon MBI or any of its Subsidiaries under section 502(i) of ERISA or section 4975 of the Code. All contributions, premiums or other payments required under the terms of all MBI Employee Plans and all Legal Requirements have been made by the due date thereof.

B.     Except as set forth in Section 3.27B of the Schedules, neither MBI nor any of its Subsidiaries has any liabilities for post-retirement or post-employment welfare benefits under any MBI Employee Plan, except for coverage required by Part 6 of Title I of ERISA or section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. Each MBI Employee Plan that purports or is intended to be a “qualified plan” within the meaning of section 401(a) of the Code and any trust that is part of such MBI Employee Plan that purports or is intended to be exempt are so qualified, are subject to a favorable determination, advisory or opinion letter from the IRS, as applicable, and, each such MBI Employee Plan has been maintained, operated and administered at all times in material compliance with its terms and all Legal Requirements (including ERISA and the Code). The terms of each other MBI Employee Plan satisfy the material Legal Requirements (including, ERISA and the Code), and each such plan has been maintained, operated and administered at all times in accordance with its material terms and all material Legal Requirements (including ERISA and the Code). MBI has provided or made available accurate, current and complete copies of (i) where the MBI Employee Plan has been reduced to writing, the plan documents together with all amendments; (ii) where the MBI Employee Plan has not been reduced to writing, a written summary of all material plan terms; (iii) the most recent summary plan descriptions and all material modifications thereto; (iv) each trust agreement, insurance policy or other instrument relating to the funding or administration of any MBI Employee Plan; (v) in the case of any MBI Employee Plan for which a Form 5500 is required to be filed, the three most recent filed annual reports (Form 5500 series) and accompanying schedules; (vi) the most recent determination, opinion or advisory letter issued by the IRS with respect to each MBI Employee Plan that is intended to qualify under section 401(a) of the Code; (vii) the most recent available financial statements for each MBI Employee Plan; (viii) the most recent audited financial statements for each MBI Employee Plan for which audited statements are required by ERISA, (ix) copies of material notices, letters or other correspondence with the IRS (“IRS”), Department of Labor, Pension Benefit Guaranty Corporation or any other Governmental Authority relating to the MBI Employee Plan; (x) the nondiscrimination tests results performed under the Code for the past three plan years; and (xi) in the case of any MBI Employee Plan for which a Form 1094-B, 1094-C, 1095-B or Form 1095-C is required to be filed or distributed a copy of the most recently filed of each such applicable form.

C.     Except as set forth in Section 3.27C of the Schedules, neither MBI nor any ERISA Affiliate has any liability with respect to, or has, at any time during the last six years, contributed to or been obligated to contribute to any “multiple employer plan” or “multi employer plan” within the meaning of ERISA. Neither MBI nor any ERISA Affiliate of MBI has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full. Neither MBI nor any ERISA Affiliate of MBI sponsors, maintains or contributes to any Employee Benefit Plan that is subject to Title IV of ERISA, and neither MBI nor any ERISA Affiliate of MBI has, at any time during the last six years, sponsored, maintained, contributed to or been obligated to contribute to any plan subject to Title IV of ERISA.

D.     There does not now exist, nor, to the knowledge of MBI, do any circumstances exist that could result in, any liability of MBI or any of its Subsidiaries (i) under Title IV of ERISA, (ii) under section 302 of ERISA, (iii) under sections 412 and 4971 of the Code, (iv) with respect to any MBI Employee Plan that is described in Section 413(c) of the Code or Section 3(40)(A) of ERISA, (v) as a result of a failure to comply with the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code or similar state law, (vi) as a result of “voluntary employees’ beneficiary association” under Section 501(c)(9) of the Code and (vii) under corresponding or similar provisions of foreign laws or regulations, now or following the Closing.

E.     Except as set forth in Section 3.27D of the Schedules, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former director, officer, employee, contractor or consultant of MBI or any of its Subsidiaries to severance pay, retention bonuses, parachute payments, non-competition payments, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, (iii) increase the amount payable under or result in any other material obligation pursuant to any MBI Employee Plan (other than ordinary administration expenses and for benefits accrued in the ordinary course but not yet paid and expect as required by applicable Legal Requirement, (iv) result in the forgiveness of any indebtedness of any current or former director, officer, employee, contractor or consultant or (v) give rise to the payment by MBI or any of its Subsidiaries of any amount that would not be deductible pursuant to the terms of Section 162(m). No amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent events) will be an “excess parachute payment” within the meaning of Section 280G of the Code, or would constitute an “excess parachute payment” if such amounts were subject to the provisions of Section 280G of the Code, or will be subject to a Tax under Section 4999 of the Code. No MBI Employee Plan provides for and neither MBI nor any of its Subsidiaries has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 4999 of the Code.

F.     Except as set forth in Section 3.27F of the Schedules, there are no outstanding compensatory equity awards, including any arrangements awarding stock options, stock appreciation rights, stock appreciation units, restricted stock, deferred stock, phantom stock or any other equity compensation to any employee, director or other service provider of MBI or any ERISA Affiliate of MBI.

G.     Except as set forth in Section 3.27G of the Schedules, (i) no MBI Employee Plan is invested in or provides the opportunity for the purchase of any employer security (within the meaning of ERISA section 407(d)) and (ii) each MBI Employee Plan may be amended or terminated at any time by MBI or MBL Bank, without any early termination fee or penalty, subject to compliance with (i) the terms of such plan or agreement and (ii) regulations promulgated under the Code, ERISA, and the regulations of the Pension Benefit Guaranty Corporation and without MBI or any of its Subsidiaries making any additional contributions to such MBI Employee Plan.

H.     Each MBI Employee Plan that is a nonqualified deferred compensation plan subject to section 409A of the Code has been operated in material compliance with section 409A of the Code since the later of January 1, 2007 or the date of its adoption. No MBI Employee Plan provides for and neither MBI nor any of its Subsidiaries has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A of the Code.

I.     MBI's Employee Stock Ownership Plan (the “ESOP”) is an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code. Neither MBI nor the ESOP has, within the three year period immediately preceding the date of this Agreement, received any inquiry or notice from the IRS or any other Governmental Authority the effect of which is to question the qualification or status of the ESOP or any transaction entered into by the ESOP, MBI or any of its Subsidiaries or Affiliates (with respect to the ESOP). The ESOP and MBI have timely filed all reports, returns or other documents in respect of the ESOP which are required to be filed pursuant to the applicable provisions of the Code and ERISA and the regulations thereunder. All loans entered into by the ESOP (the “ESOP Loans”) constitute “exempt loans” under Treasury Regulation Section 54.4975-7(b)(1)(iii). The securities held by the ESOP constitute “employer securities” under ERISA Section 407(d)(1) and Section 409(l) of the Code and “qualifying employer securities” under ERISA Section 407(d)(5) and Section 4975(e)(8) of the Code.

J.     There have been no non-exempt “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any MBI Employee Plan which have not been corrected in full, with respect to which any material Tax or material penalty is due or other liability exists, or which are not otherwise exempt under Section 4975(d) of the Code or Section 408 of ERISA. Nothing has occurred with respect to any MBI Employee Plan that has subjected such MBI Employee Plan, MBI or its or could subject any of the foregoing to (i) any material penalty or other liability under Section 502 of ERISA or (ii) material liability as a result of any breach of any fiduciary duty.

K.     Except as set forth in Section 3.27K of the Schedules, all welfare benefits provided under MBI Employee Plans are fully insured by a third party insurer.

Section 3.28     Deposits. Except as disclosed in Section 3.28 of the Schedules, no deposit of MBL Bank is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or, to the Knowledge of MBI, is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 3.29     Derivative Contracts. Neither MBI nor any of its Subsidiaries is a party to nor has agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the MBI Financial Statements that is a financial derivative contract (including various combinations thereof).

Section 3.30     Shareholders List. Section 3.30 of the Schedules contains a true, correct and complete list of the record holders of the MBI Stock as of a date within five Business Days prior to the date of this Agreement, including their names, addresses and number of shares held of record by each Person.

Section 3.31     Brokers. Except as set forth in Section 3.31 of the Schedules, no broker, finder or investment banker will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon MBI or any of its Subsidiaries for any commission, fee or other compensation under any agreement, arrangement or understanding entered into by or on behalf of MBI or any of its Subsidiaries.

Section 3.32     Application of Takeover Protections; Rights Agreements. Except as set forth in Section 3.32 of the Schedules, MBI has not adopted any stockholder rights plan or similar agreement, arrangement or understanding relating to accumulations of beneficial ownership of MBI Stock or a change in control of MBI. MBI and its board of directors have taken all action necessary to render inapplicable any control share acquisition, business combination, fair price, moratorium, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under applicable Legal Requirement, the Constituent Documents of MBI, or any agreement, arrangement or understanding with any of MBI’s shareholders or any other Person that is or could become applicable to Business First as a direct consequence of the transactions contemplated by this Agreement.

Section 3.33     Repurchase Agreements. With respect to all agreements under which MBI or any of its Subsidiaries have purchased securities subject to an agreement to resell, if any, MBI or one of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or collateral securing the repurchase agreement, and the value of the collateral equals or exceeds the amount of the debt secured thereby.

Section 3.34     Mortgage Banking Business.

A.     (i) MBL Bank has complied in all material respects with, and (ii) all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by MBL Bank complies in all material respects with, (a) all applicable Legal Requirements with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all Legal Requirements relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (b) the responsibilities and obligations relating to mortgage loans set forth in any agreement between MBL Bank and any Agency, Loan Investor or Insurer (as such terms are defined below), (c) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (d) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan.

B.     No Agency, Loan Investor or Insurer has (i) notified MBL Bank in writing that MBL Bank has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by MBL Bank to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (ii) imposed in writing restrictions on the activities (including commitment authority) of MBL Bank or (iii) notified MBL Bank in writing that it has terminated or intends to terminate its relationship with MBL Bank for poor performance, poor loan quality or concern with respect to MBL Bank’s compliance with laws.

C.     For purposes of this Section 3.34: (i) “Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other Governmental Authority with authority to (A) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by MBL Bank or (B) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities; (ii) “Loan Investor” means any Person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by MBL Bank or a security backed by or representing an interest in any such mortgage loan; and (iii) “Insurer” means a Person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by MBL Bank, including any Agency or any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

Section 3.35     Fairness Opinion. MBI has received an opinion from BSP Securities, LLC, an investment banking firm experienced in the valuation of financial institutions, to the effect that, subject to the terms, conditions and qualifications set forth therein, the Per Share Base Consideration to be received by the shareholders of MBI under this Agreement is fair to such shareholders from a financial point of view, and BSP Securities, LLC has consented to the inclusion of its written opinion to that effect in the Proxy Statement. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 3.36     Information. None of the information relating to MBI or any of its Subsidiaries that is provided by MBI for inclusion in (a) a notice of special meeting of shareholders and proxy statement (including any amendment or supplement thereto), to be prepared by MBI, with the cooperation of Business First, in accordance with MBI’s Constituent Documents and applicable Legal Requirements and in such form and structure as are mutually agreeable between MBI and Business First (the “Proxy Statement”) and mailed to MBI’s shareholders in connection with the solicitation of proxies by the board of directors of MBI for use at a special meeting of MBI’s shareholders to be called to consider and vote upon the Merger, this Agreement and the transactions contemplated hereby (the “Shareholder Meeting”), or (b) any filings or approvals under applicable federal or state Banking Laws or regulations or federal or state securities laws, contains or will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.37     Representations Not Misleading. No representation or warranty by MBI contained in this Agreement, nor the Schedules furnished to Business First by MBI under and pursuant to this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading.

Article IV.
REPRESENTATIONS AND WARRANTIES OF BUSINESS FIRST

Except as specifically set forth in a Section to the Schedules, Business First makes the following representations and warranties to MBI as of the date of this Agreement and as of the Closing Date, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties are made as of such earlier date).

Section 4.01     Organization and Qualification.

A.     Business First is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. Business First is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Business First has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, as now owned, leased or operated, and to enter into and carry out its obligations under this Agreement and all related agreements. Business First is duly qualified to do business in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified. True and complete copies of the Constituent Documents of Business First, as amended to date, have been delivered or made available to MBI. Business First is not in violation of any provision of its Constituent Documents.

B.     BFB is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. BFB has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, as now owned, leased or operated, and to enter into and carry out its obligations under this Agreement and all related agreements. BFB is duly qualified to do business in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified. True and complete copies of the Constituent Documents of BFB have been delivered or made available to MBI. BFB is not in violation of any provision of its Constituent Documents.

C.     Business First Bank is a Louisiana state non-member bank, duly organized, validly existing and in good standing under the laws of the State of Louisiana. Business First Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, as now owned, leased or operated. Business First Bank is duly qualified to do business in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified. Business First Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

Section 4.02     Execution and Delivery; No Violation.

A.     Each of Business First and BFB has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of all required regulatory approvals, to perform its obligations under this Agreement. Each of Business First and BFB has taken all requisite corporate action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated by this Agreement to which it is a party. This Agreement has been duly and validly executed and delivered by Business First and BFB to MBI. Assuming due authorization, execution and delivery by MBI, this Agreement constitutes the legal, valid and binding obligations of Business First and BFB, enforceable against each in accordance with its terms and conditions, except as enforceability may be limited by the Enforceability Exceptions.

B.     Subject to the receipt of any consents and approvals set forth in Section 4.04 and the expiration of related waiting periods, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, constitutes or will constitute (i) a breach or violation of any provision of the Constituent Documents of Business First or BFB; (ii) a violation of any Legal Requirement applicable to Business First or BFB or any of their respective properties or assets; or (iii) a breach or violation of, a conflict with, the loss of any benefit under, a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, an event of termination or cancellation under, an event giving rise to acceleration of the performance required by or rights or obligations under, or an event resulting in the creation of any Lien upon any of the properties or assets of Business First or BFB under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which Business First or BFB is a party, or by which it or any of its properties, assets or business activities may be bound or affected.

Section 4.03     Proceedings. Except as set forth in Section 4.03 of the Schedules, there are no Proceedings pending or, to the Knowledge of Business First, threatened against Business First or any of its Subsidiaries, and Business First has no Knowledge of any basis on which any such Proceedings could be brought, that, individually or in the aggregate, is reasonably likely to prevent or delay Business First or BFB in any material respect from performing its obligations under, or consummating the transactions contemplated by, this Agreement, or adversely affects or challenges the legality, validity or enforceability of this Agreement or the transactions contemplated hereby. Neither Business First nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any Governmental Authority.

Section 4.04     Consents and Approvals. Except as disclosed in Section 4.04 of the Schedules, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required to be made or obtained by Business First, BFB or Business First Bank in connection with the execution, delivery or performance of this Agreement or the completion by Business First, Business First Bank or BFB of the transactions contemplated by this Agreement.

Section 4.05     Business First Financial Statements. Business First has furnished or made available to MBI true and complete copies of the audited consolidated financial statements of Business First as of and for the years ended December 31, 2016, 2015 and 2014, including balance sheets and the related statements of income, comprehensive income, stockholders’ equity and cash flows and the unaudited consolidated financial statements of Business First as of and for the six months ended June 30, 2017 (collectively, the “Business First Financial Statements”). The audited Business First Financial Statements and, subject to the absence of footnotes and normal year-end adjustments consistent with past practice that are immaterial in amount and substance, the unaudited Business First Financial Statements were prepared in accordance with the books of account and other financial records of Business First and Business First Bank, as applicable, and fairly present in all material respects the financial condition, results of operations and cash flows of Business First, on a consolidated basis, as of the dates thereof and for the periods covered thereby in accordance with GAAP, applied on a basis consistent during the periods involved.

Section 4.06     No Material Adverse Change. Since June 30, 2017, there has not been any Material Adverse Change with respect to Business First or Business First Bank, and no event or condition has occurred that has resulted in, or, to the Knowledge of Business First or Business First Bank, is reasonably likely to result in the foreseeable future in a Material Adverse Change of Business First.

Section 4.07     Ability to Pay Merger Consideration. Business First has funds sufficient to establish the Exchange Fund as provided herein and to pay all amounts required of it under this Agreement and to effect the transactions contemplated hereby.

Section 4.08     Call Reports. Business First has furnished MBI with true and complete copies of the Reports of Condition and Income of Business First Bank as of and for the period ended June 30, 2017 and March 31, 2017 (each, a “Business First Call Report”). Each Call Report fairly presents, in all material respects, the financial position of Business First Bank and the results of its operations at the date and for the period indicated in conformity with the Instructions for the Preparation of Call Reports as promulgated by applicable Governmental Authorities.

Section 4.09     Regulatory Actions.

A.     Neither Business First nor any of its Subsidiaries is (i) subject to any cease-and-desist or other order or enforcement action issued by, (ii) a party to any written agreement, consent agreement or memorandum of understanding with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by, (v) ordered to pay any civil penalty by, (vi) a recipient of a supervisory letter from, or (vii) subject to any board resolutions adopted at the request or suggestion of, any Governmental Authority that restricts the conduct of its business or that relates or related to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, nor has Business First or any of its Subsidiaries been notified by any Governmental Authority that it is considering initiating any such item.

B.     Neither Business First nor any of its Subsidiaries has Knowledge of any fact or circumstance relating to it that would materially impede or delay receipt of any Requisite Regulatory Approvals, the Merger, or the other transactions contemplated by this Agreement.

Section 4.10     Regulatory Capital; Community Reinvestment Compliance. Business First Bank is, and on the Closing Date, Business First Bank will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FDIC, and on the date hereof, Business First is, and on the Closing Date, Business First will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FRB. Business First Bank is in material compliance with all applicable provisions of the Community Reinvestment Act of 1977, as amended (the “CRA”), and has received a CRA rating of “Satisfactory” in its most recent exam under the CRA. Business First has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could be reasonably expected to result in Business First or Business First Bank failing to be “well-capitalized” or having its current CRA rating lowered within the next 12 months.

Article V.
CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.01     Forbearances. Except as expressly contemplated by this Agreement or required by Legal Requirement, without the prior written consent of Business First, MBI will not (and will cause each of its Subsidiaries not to):

A.     enter into any new material line of business or change its lending, investment, underwriting, risk and asset liability management and other material banking and operating policies in any material respect;

B.     open, close or relocate any branch office, or acquire or sell or agree to acquire or sell any branch office or deposit liabilities;

C.     except with respect to the exercise of outstanding options, issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its common stock or permit new shares of its stock to become subject to new grants;

D.     issue, grant or accelerate the vesting of any option, restricted stock award, warrant, call, commitment, subscription, right to repurchase or agreement of any character related to the authorized or issued capital stock of MBI or MBL Bank, or any securities convertible its shares of such stock;

E.     except for regular quarterly dividends consistent with past practice in amount, which MBI shall make with respect to each fiscal quarter completed prior to the Closing Date, or with respect to the Pre-Closing Dividend, make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase of otherwise acquire, any shares of its stock (other than repurchases of common shares in the ordinary course of business to satisfy obligations under Employee Benefit Plans);

F.     sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to MBI or MBL Bank, taken as a whole;

G.     acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other Entity or enter into any other transaction, except in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or that the Requisite Regulatory Approvals will be more difficult to obtain;

H.     enter into, amend, renew or terminate any agreement of the type that is or would be required to be disclosed in Section 3.13A of the Schedules other than as contemplated by this Agreement, unless the agreement is to be performed in full prior to the Closing, except that employee welfare benefit plans which provide insurance benefits may be amended or renewed in the ordinary course of business consistent with past practice.

I.     amend its Constituent Documents or those of its Subsidiaries;

J.     implement or adopt any change in its accounting principles or policies, other than as may be required by GAAP or regulatory accounting principles;

K.     knowingly take or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Sections 7.01 or 7.02 not being satisfied;

L.     incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice;

M.     except as set forth in Section 5.01M of the Schedules and except for pay increases in the ordinary course of business consistent with past practices to employees (including Executive Officers), make any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its directors, officers, employees or agents, or enter into any employment or consulting contract (other than in the ordinary course consistent with past practices or as contemplated by this Agreement) or other agreement with any director, officer or employee or adopt, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or Employee Benefit Plan or agreement maintained by it for the benefit of its directors, employees or former employees, in each case except in the ordinary course of business and consistent with past practices, as contemplated by this Agreement and as may be required by Legal Requirements;

N.     settle any Proceeding involving the payment by it of monetary damages in excess of $50,000 in the aggregate or imposing a material restriction on the operations of MBI, Business First or any of their respective Subsidiaries;

O.     mortgage, pledge or subject to Lien any of its property, business or assets, corporeal or incorporeal, except (i) statutory liens not yet delinquent, (ii) landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, and (iv) pledges of assets to secure public funds deposits;

P.     sell, transfer, lease to others or otherwise dispose of any of its assets (except any sales of securities, sales of loans or sales or leases of property acquired by MBL Bank by foreclosure or otherwise, in each instance, in the ordinary course of business consistent with past practices) or cancel or compromise any debt or claim, or waive or release any right or claim of a value in excess of $100,000;

Q.     make any capital expenditures or capital additions or betterments in excess of an aggregate of $100,000;

R.     hire or employ any new employee with an annual salary exceeding $40,000, or hire or employ any Person for any newly created position, provided, however, that MBI shall be entitled to replace any employee whose employment is terminated prior to the Closing at a salary and with benefits comparable to the terminated employee;

S.     sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

T.     materially change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any early adoption date) or any Governmental Authority;

U.     sell (other than for payment at maturity) or purchase any securities other than in the ordinary course of business with past practices;

V.     make, commit to make, renew, extend the maturity of, or alter any of the material terms of any Loan in excess of $2,000,000 without Business First’s consent, which consent Business First will be deemed to have given unless it objects to the Loan within three Business Days of receiving a notice from MBI identifying the proposed borrower, the loan amount, and the material Loan terms;

W.     make, commit to make any, renew, extend the maturity of, or alter any of the material terms of any Loan in excess of $100,000 to a borrower or to a known related interest of a borrower who has a loan with MBL Bank that is classified as “substandard”;

X.     enter into any acquisitions or leases of immovable property, including new leases and lease extensions, excluding the acquisition of property acquired by MBL Bank by foreclosure or otherwise; or

Y.     enter into any contract, with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.02     Affirmative Covenants. Except with the prior written consent of Business First, MBI will (and will cause each of its Subsidiaries to):

A.     conduct its business in the ordinary and usual course and use commercially reasonable efforts to preserve intact their organizations and assets and maintain their rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates;

B.     extend credit only in accordance with existing lending policies and promptly classify and charge-off loans and deposit accounts overdrawn and make appropriate adjustments to loss reserves in accordance with the Call Report Instructions and MBI’s policies and procedures as in effect as of the date of this Agreement;

C.     obtain any approvals or consents required to maintain all existing material contracts, leases and documents relating to or affecting its assets, properties and business;

D.     comply in all material respects with all Legal Requirements, the noncompliance with which could be expected to result in a Material Adverse Change on MBI or its Subsidiaries;

E.     timely file all Tax Returns required to be filed by it and promptly pay all Taxes that become due and payable, except those being contested in good faith by appropriate Proceedings;

F.     withhold from each payment made to each of its employees the amount of all Taxes required to be withheld therefrom and pay the same to the proper Governmental Authorities;

G.     perform all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as it may in good faith reasonably dispute;

H.     account for all transactions and prepare all MBI Financial Statements and MBI Call Reports in accordance with GAAP and the Instructions for the Preparation of Call Reports as promulgated by applicable Governmental Authorities, respectively;

I.     maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion; and

J.     timely file all reports required to be filed with all Governmental Authorities and observe and conform in all material respects to all Legal Requirements, except those being contested in good faith by appropriate Proceedings.

Article VI.
COVENANTS

Section 6.01     Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use commercially reasonable efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under all Legal Requirements, so as to permit consummation of the transactions contemplated by this Agreement as promptly as practicable, and each party will cooperate reasonably with, and furnish information to, the other party to that end.

Section 6.02     Litigation and Claims. Each party will promptly notify the other party in writing of any Proceeding pending or, to the Knowledge of such party, threatened against any party or its Subsidiaries that questions the validity of this Agreement or any other agreement contemplated by this Agreement or any action taken or to be taken by the parties or their respective Subsidiaries with respect hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 6.03     Corporate Approvals.

A.     As soon as practicable following the date of this Agreement, MBI will prepare the Proxy Statement and any other proxy solicitation materials, in each case satisfying all applicable Legal Requirements, to be submitted to the shareholders of MBI in connection with the Shareholder Meeting. Each party will reasonably cooperate, and cause its Subsidiaries to reasonably cooperate, with the other party, its counsel and its accountants, in the preparation of the Proxy Statement and any supplements or amendments thereto. MBI will provide Business First and its counsel the opportunity to review and comment on the Proxy Statement prior to its being printed and mailed to MBI’s shareholders, and will give Business First and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement prior to their being mailed to MBI’s shareholders. Except with the prior approval of Business First, no other matters will be submitted for approval of the shareholders of MBI at the Shareholder Meeting. Subject to Business First’s obligations to provide reasonable cooperation, MBI agrees to use commercially reasonable efforts to cause the Proxy Statement and all required amendments and supplements to the Proxy Statement to be mailed to the shareholders of MBI entitled to vote to the Shareholder Meeting, within thirty (30) days following the date of this Agreement.

B.     Each party will promptly notify the other party if at any time it becomes aware that the Proxy Statement contains any misstatement of a material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. In such event, Business First will cooperate in the preparation of a supplement or amendment to such Proxy Statement which corrects such misstatement or omission, and MBI will mail an amended Proxy Statement to its shareholders.

C.     MBI will use commercially reasonable efforts to cause the Shareholder Meeting to be convened and held within seventy-five (75) days following the date of this Agreement for the purpose of considering this Agreement and the Merger and for such other purposes as may be, in MBI’s reasonable judgment, necessary or desirable, and subject to Section 6.03D, have its Board of Directors recommend approval of this Agreement to MBI shareholders (the “MBI Recommendation”). Subject to Section 6.03D, the Board of Directors of MBI shall use commercially reasonable efforts to obtain from the shareholders of MBI the required vote to approve the Merger, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement) that they adopt and approve this Agreement and the transactions contemplated hereby. MBI shall adjourn or postpone the Shareholders Meeting for not more than thirty (30) days, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of MBI Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting MBI has not received proxies representing a sufficient number of shares necessary to obtain the vote required to approve this Agreement and the transactions contemplated hereby; provided, however, that no more than one adjournment for a period of not more than 30 days shall be required hereby

D.     The MBI board of directors shall not withdraw, amend or modify in a manner adverse to BFB the MBI Recommendation (a “Change in Recommendation”) and will use its commercially reasonable efforts to obtain the necessary approvals by MBI’s shareholders of this Agreement and the transactions contemplated hereby (the “MBI Shareholder Approval”). Notwithstanding the foregoing, if MBI has complied with Section 6.07, the MBI board of directors may effect a Change in Recommendation and cease such efforts if MBI or any of its representatives receives an unsolicited bona fide Acquisition Proposal before the MBI Shareholder Approval that the MBI board of directors has (i) determined in its good faith judgment (after consultation with its outside legal counsel and, with respect to financial matters, its financial advisors) that such Acquisition Proposal constitutes or is reasonably expected to result in a Superior Proposal and (ii) determined in its good faith judgment (after consultation with its outside legal counsel) that the failure to effect a Change in Recommendation would be inconsistent with its fiduciary duties under applicable law.

Section 6.04     Consents and Approvals. Business First will use commercially reasonable efforts, and MBI will (and will cause MBL Bank to) reasonably cooperate with Business First at Business First’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described in Section 4.04 of the Schedules. MBI will use commercially reasonable efforts, and Business First will reasonably cooperate with MBI at MBI’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described in Section 3.08 of the Schedules.

Section 6.05     Public Disclosure. No party will issue any press release, written employee communication, written shareholder communication or other public disclosure of the existence, terms, conditions or status of this Agreement or the transactions contemplated by this Agreement without first consulting with the other party, nor will any party issue any such communication or make such public statement without the consent of the other party, which will not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable under the circumstances), issue such communication or make such public statement as may be required by any Legal Requirement.

Section 6.06     Access; Information.

A.     Except as prohibited by any Legal Requirement, upon reasonable notice from Business First, MBI will (and will cause MBL Bank to): (i) afford Business First and its Representatives (including legal counsel, accountants and consultants) full access to its properties, books and records during normal business hours so that Business First may have the opportunity to continue to make such reasonable investigation as it will desire to make of the affairs of MBI and MBL Bank, and (ii) furnish Business First with such additional financial and operating data and other information as to its business and properties as Business First may, from time to time, reasonably request. Environmental Inspections and Secondary Investigations, as those terms are defined in Section 6.14, are governed solely as provided for in Section 6.14 and not this Section 6.06. Neither MBI nor MBL Bank will be required to afford access to or disclose information that would jeopardize attorney-client privilege (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties), contravene any binding arrangement with any third party or violate any Legal Requirement. The parties will make appropriate substitute arrangements in circumstances where the previous sentence applies.

B.     Business First agrees that it will hold any information provided by MBI or MBL Bank or generated by Business First or its Representatives under Section 6.06A that is nonpublic and confidential to the extent required by, and in accordance with, the confidentiality provisions of that certain letter agreement regarding protection of Proprietary Information (as defined therein) that has previously been entered into as between Business First and BSP Securities, LLC on behalf of MBI (the “Confidentiality Agreement”).

C.     No access by Business First to, or investigation by Business First of the business and affairs of, MBI or MBL Bank under this Section 6.06 or otherwise will affect or be deemed to modify or waive any representation, warranty, covenant or agreement of MBI in this Agreement or any Schedule delivered in accordance with this Agreement, the conditions to Business First’s obligation to consummate the transactions contemplated by this Agreement, or any remedies available to Business First under this Agreement.

Section 6.07     Acquisition Proposals.

A.     Neither MBI, its Subsidiaries nor any of their respective directors, officers, agents or representatives shall directly or indirectly take any action to solicit, initiate, encourage or facilitate the making of any inquiries with respect to, or provide any information to, conduct any assessment of or negotiate with any other Person with respect to any Acquisition Proposal or any transaction which is reasonably expected to lead to an Acquisition Proposal.

B.     Notwithstanding anything to the contrary in Section 6.07A, if MBI has complied with Section 6.07A and MBI or any of its representatives receives an unsolicited bona fide Acquisition Proposal from a third party (the “Proposing Acquirer”) before the MBI Shareholder Approval that the MBI board of directors has (i) determined in its good faith judgment (after consultation with MBI’s outside legal counsel and, with respect to financial matters, its financial advisors) that such Acquisition Proposal constitutes or is reasonably expected to result in a Superior Proposal, and (ii) determined in its good faith judgment (after consultation with MBI’s outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, then MBI or its representatives may furnish information to and enter into discussions and negotiations with the Proposing Acquirer, provided that the Proposing Acquirer executes appropriate confidentiality agreement that is no less protective of MBI’s confidential information than the confidentiality provisions agreed to between MBI and Business First.

C.     MBI agrees to notify Business First in writing within two (2) business days after receipt of an unsolicited Acquisition Proposal and provide reasonable detail as to the identity of the Proposing Acquirer and the material terms of the Acquisition Proposal. MBI represents that as of the date of this Agreement, it is not engaged in any existing activities, discussions or negotiations with any third party that relates to any Acquisition Proposal, other than the transactions contemplated by this Agreement. MBI will, and will cause each of its Subsidiaries to, take the necessary steps to inform the appropriate persons referred to in this Section 6.07 of the obligations undertaken in this Section 6.07.

D.     Nothing in this Agreement shall impair Business First’s ability to engage in any discussions or enter into any agreements with respect to any mergers or acquisitions of financial institutions or purchase of assets of other financial institutions, or other similar transactions; provided, however, that Business First shall not take any action or omit to take any action that would, or is reasonably likely to, (i) materially delay or impede the consummation of the transactions contemplated by this Agreement (including without limitation materially delay or impede receipt of all Requisite Regulatory Approvals or cause such Requisite Regulatory Approvals to include any Burdensome Condition (as defined below)); or (ii) result in (1) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (2) any of the conditions set forth in Article VII not being satisfied, or (3) a material violation of any provision of this Agreement.

Section 6.08     Regulatory Applications.

A.     MBI will (and will cause MBL Bank to) promptly furnish to Business First all information, data and documents concerning MBI and MBL Bank, including financial statements, required to be included in any application or statement to be made by Business First to, or filed by Business First with, any Governmental Authority in connection with the transactions contemplated by this Agreement, or in connection with any other transactions while this Agreement is pending, and MBI represents and warrants that all information so furnished for such statements and applications will be true and correct in all material respects.

B.     MBI will (and will cause MBL Bank to) reasonably cooperate with Business First and Business First Bank to effect all filings and to obtain all permits, consents, approvals and authorizations of all Governmental Authorities necessary to consummate the transactions contemplated by this Agreement (the “Requisite Regulatory Approvals”), and Business First and Business First Bank will make all necessary filings in respect of those Requisite Regulatory Approvals within thirty (30) days of the date of this Agreement. Business First will furnish to MBI a final copy of the non-confidential portions of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. Business First will keep MBI apprised of the status of the Requisite Regulatory Approvals and will promptly provide MBI with all correspondence related to the Requisite Regulatory Approvals.

Section 6.09     Indemnification; Liability Insurance.

A.     To the extent permitted by law, for a period of four years following the Effective Time, Business First shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of MBI or MBL Bank (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Business First which shall not be unreasonably withheld, delayed or conditioned) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of MBI or MBL Bank if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been required under MBI’s Constituent Documents.

B.     The rights to indemnification granted by this Section 6.09 are subject to the limitation that amounts otherwise required to be paid by Business First to any Indemnified Party under this Section 6.09 will be reduced by any amounts that such Indemnified Party recovers from any third party, including any insurance company. The indemnification obligation of Business First under this Section shall further be subject to any limitation imposed from time to time under applicable Legal Requirements, including 12 U.S.C. 1828(k) and 12 C.F.R. Part 359, and any limitations contained in MBI’s Constituent Documents.

C.     Any Indemnified Party wishing to claim indemnification under this Section 6.09, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Business First. In any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Business First shall have the right to assume the defense thereof and Business First shall not be liable to a Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by a Indemnified Party in connection with the defense thereof, except that if Business First elects not to assume such defense or counsel for the Indemnified Party and counsel for Business First are mutually of the opinion that there are issues which raise conflicts of interest between Business First and the Indemnified Party, then the Indemnified Party may retain counsel reasonably satisfactory to Business First, and Business First shall pay the reasonable and documented fees and expenses of such counsel for the Indemnified Party (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Party shall cooperate in the defense of any such matter, and (iii) Business First shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld, delayed or conditioned.

D.     MBI will obtain and pay for extended reporting period insurance coverage, for a period of four years after the Effective Time, under MBI’s current directors’ and officers’ insurance policy (or comparable coverage) for each of the directors and officers of MBI and MBL Bank currently covered under comparable policies held by MBI or MBL Bank.

Section 6.10     Notification of Certain Matters.

A.     Business First will promptly notify MBI in writing if it becomes aware of any fact or condition that makes or shows to be untrue any representation or warranty made by Business First in, or any information disclosed on the Schedules provided to MBI by Business First under, this Agreement; reasonably would be expected to cause or constitute a breach of, of failure to comply with, any of the covenants or agreements of Business First contained in this Agreement; or reasonably would be expected to give rise, individually or in the aggregate, to the failure to occur of any closing condition under this Agreement. No information received by MBI under this Section 6.10A will affect or be deemed to modify or waive any representation, warranty, covenant or agreement of Business First in this Agreement, any Schedules delivered in accordance with this Agreement, any condition to MBI’s obligation to consummate the Merger or any remedies available to MBI under this Agreement.

B.     MBI will promptly notify Business First in writing if it becomes aware of any fact or condition that makes or shows to be untrue any representation or warranty made by MBI in, or any information disclosed on the Schedules provided to Business First by MBI under, this Agreement; reasonably would be expected to cause or constitute a breach of, or failure to comply with, any of the covenants or agreements of MBI contained in this Agreement; or reasonably would be expected to give rise, individually or in the aggregate, to the failure to occur of any closing condition under this Agreement. No information received by Business First under this Section 6.10B will affect or be deemed to modify or waive any representation, warranty, covenant or agreement of MBI in this Agreement, any Schedules delivered in accordance with this Agreement, any condition to Business First’s obligation to consummate the Merger or any remedies available to Business First under this Agreement.

Section 6.11     Minutes of Director and Committee Meetings. MBI will provide Business First with the following relating to Board of Directors or senior management committee meetings held after the date of this Agreement: (i) minutes of each regular and special meeting of the board of directors of MBI or MBL Bank within ten days of approval by said board of directors; and (ii) copies of the minutes of each regular and special meeting of any board or senior management committee of MBI or MBL Bank within ten days after the date of the meeting. Any portion of the cited minutes may specifically exclude portions of such minutes devoted to the discussion of this Agreement, the Merger, an Acquisition Proposal or a Superior Proposal.

Section 6.12     Conforming Accounting Adjustments. If requested by Business First, MBI will (and will cause MBL Bank to), consistent with GAAP, immediately prior to Closing, make such accounting entries as Business First may reasonably request to conform the accounting records of MBI and MBL Bank to the accounting policies and practices of Business First and Business First Bank, respectively. No such adjustment will by itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by MBI or MBL Bank of any adverse circumstances for purposes of determining whether the conditions to Business First’s obligations under this Agreement have been satisfied or that such adjustment has any bearing on the consideration to be paid to the shareholders of MBI. No adjustment required by Business First will require any prior filing with any Governmental Authority or violate any Legal Requirement applicable to MBI or MBL Bank.

Section 6.13     Financial Statements.

A.     MBI will promptly furnish to Business First an unaudited balance sheet as of the end of each such calendar quarter after the date of this Agreement and year-to-date statement of income within 30 days following the end of each calendar quarter after the date of this Agreement. In addition, MBI will cause MBL Bank to promptly furnish to Business First (i) each additional MBI Call Report filed by MBL Bank after the date of this Agreement, as soon as such MBI Call Report is available, and (ii) unaudited month-end balance sheet and year-to-date statement of income of MBL Bank, within 15 calendar days following the end of each calendar month after the date of this Agreement.

B.     Each unaudited financial statement provided to Business First under Section 6.13A will be prepared from the books and records of MBI or MBL Bank, as applicable, and will fairly present, in all material respects, the financial condition and results of operations of such party at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that the unaudited financial statements may (i) omit the footnote disclosure required by GAAP and (ii) be subject to normal year-end audit adjustments required by GAAP. Each MBI Call Report filed by MBL Bank subsequent to the date of this Agreement will fairly present the financial position of MBL Bank and the results of its operations at the dates and for the periods indicated in compliance with all Legal Requirements.

Section 6.14     Environmental Investigation; Rights to Terminate Agreement.

A.     Business First and its Representatives may, to the same extent that MBI or MBL Bank has such right, but will not be obligated, to inspect any owned MBI Real Property, including conducting asbestos surveys and sampling, environmental assessments and investigation, and other non-invasive or non-destructive environmental surveys and analyses (“Environmental Inspections”) at any time on or prior to 30 days after the date of this Agreement. All costs and expenses associated with conducting an Environmental Inspection will be borne by Business First. If, as a result of an Environmental Inspection, further investigation (“Secondary Investigation”) including test borings, soil, water, asbestos or other sampling, is deemed desirable by Business First, Business First will (i) notify MBI or MBL Bank (in such capacity, an “Investigated Party”) of any property with respect to which it desires to conduct a Secondary Investigation and the reasons for the Secondary Investigation, (ii) submit a work plan for the Secondary Investigation to the Investigated Party, afford the Investigated Party the ability to comment on the work plan within 14 days following receipt of the work plan, and reasonably consider all such comments, and (iii) conclude the Secondary Investigation within 60 days after the date of receipt of comments from the Investigated Party. Business First will give reasonable notice to the Investigated Party of the commencement date of any Secondary Investigations, and the Investigated Party may place reasonable restrictions on the time and place at which the Secondary Investigations may be carried out. The Investigated Party will indemnify and hold harmless Business First for any claims for damage to property, or injury or death to persons, made as a result of any Environmental Inspection or Secondary Investigation conducted by Business First or its Representatives to the extent attributable to the gross negligence or willful misconduct of the Investigated Party or its Representatives.

B.     Business First will indemnify and hold harmless the Investigated Party for any claims for damage to property, or injury or death to persons made as a result of any Environmental Inspection or Secondary Investigation conducted by Business First or its Representatives, to the extent attributable to the negligence or willful misconduct of Business First or its Representatives in performing any Environmental Inspection or Secondary Investigation. If the Closing does not occur, the foregoing indemnities will survive the termination of this Agreement. Business First will not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection or Secondary Investigation.

C.     Business First may terminate this Agreement if (i) the results of such Environmental Inspection or Secondary Investigation are disapproved by Business First because the Environmental Inspection or Secondary Investigation identifies violations or potential violations of Environmental Laws that is reasonably likely to result in a Material Adverse Change; (ii) any past or present events, conditions or circumstances that could reasonably be expected to require further investigation, remedial or cleanup action under Environmental Laws involving an expenditure reasonably expected by Business First to exceed $50,000 or that is reasonably likely to result in a Material Adverse Change; or (iii) the Environmental Inspection or Secondary Investigation identifies the presence of any asbestos-containing material or mold in, on or under any owned MBI Real Property, the removal or abatement of which could reasonably be expected to involve an expenditure in excess of $50,000 or that is reasonably likely to result in a Material Adverse Change. Business First shall provide to Investigated Party copies of any Environmental Inspection report, Secondary Investigation report, engineering report, or property condition report prepared by Business First or any third party with respect to any owned MBI Real Property within three (3) Business Days of Business First’s receipt of such reports. Prior to termination of this Agreement under this Section 6.14C, Business First shall promptly identify to Investigated Party the basis within such Environmental Inspection report, Secondary Investigation report, engineering report, or property condition report for such termination of this Agreement by Business First. Any results or findings of any Environmental Inspections or Secondary Investigations will not be disclosed by Business First to any third party not affiliated with Business First, unless Business First is required by Legal Requirements to disclose such information, and not prior to Business First communicating to MBI or MBL Bank its intent to disclose.

D.     The Investigated Party will make available upon request to Business First and its Representatives all documents and other materials relating to environmental conditions of any owned MBI Real Property, including the results of other environmental inspections and surveys to the extent such documents are in the actual possession of the Investigated Party. The Investigated Party also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Business First and will be entitled to certify the same in favor of Business First and its Representatives and make all other data available to Business First and its Representatives.

Section 6.15     Employee Matters.

A.     Business First agrees that the employees of MBI and MBL Bank who continue their employment after the Closing Date (the “Continuing Employees”) will be entitled to participate in the Employee Benefit Plans and programs maintained for employees of Business First and Business First Bank (the “Business First Employee Plans”), and Business First will take all actions reasonably necessary or appropriate to facilitate coverage of the Continuing Employees in the Business First Employee Plans from and after the Closing Date, in accordance with this Agreement and the respective terms of such plans and programs.

B.     To the extent permissible under applicable law and subject to the approval of the insurer of any Business First Employee Plan, each MBI Employee will be entitled to credit for prior service with MBI or MBL Bank for all purposes under the Business First Employee Plans, and any eligibility waiting period and pre-existing condition exclusion applicable to such Business First Employee Plan will be waived with respect to each MBI Employee and his or her eligible dependents. For purposes of determining a MBI Employee’s benefits for the calendar year in which the Merger occurs under Business First’s policies governing vacation and personal time, any vacation or personal time taken by a MBI Employee during the calendar year in which the Merger occurs will be offset from the total Business First benefit available to such MBI Employee for such calendar year. Each MBI Employee shall retain the vacation accrual earned under MBL Bank’s vacation policy as of the Effective Time so that such MBI Employee shall receive under Business First’s vacation policy a vacation benefit no less than what such MBI Employee had earned under MBL Bank’s vacation policy as of the Effective Time; provided, however, that any future accrual of benefits shall be in accordance with Business First’s vacation policy. From and following the Closing Date, each MBI Employee shall retain, and Business First or Business First Bank shall credit under its comparable sick or personal time plan, whether paid or unpaid, all sick time under the MBI Employee Plans that is accrued and unused as of the Effective Time, provided that any such accrual for sick time shall not exceed 480 hours, provided that MBI shall have accrued the value of such sick or personal time in accordance with GAAP prior to the Effective Time. From and following the Closing Date, MBI Employees will begin to accrue vacation, sick and personal time under Business First’s policies, with such employees being given credit for prior service with MBI or MBL Bank for purposes of Business First’s policies governing vacation, sick and personal time. To the extent permissible under applicable law and subject to the approval of the insurer of any Business First Employee Plan, for purposes of applying deductibles, co-payments, out-of-pocket maximums and similar amounts under any Business First Employee Plans, each Continuing Employee shall be given credit for similar amounts paid under an MBI Employee Benefit Plan for the same coverage period.

C.     Any MBI employee who is not a party to an employment, change in control or severance agreement or other separation agreement that provides a benefit on termination of employment, whose employment is terminated involuntarily (other than for cause) at the Effective Time or within 12 months following the Effective Time, will receive a lump sum severance payment from Business First Bank (which payment Business First will cause to be made) in an amount equal to one week’s compensation at such employees’ base rate of compensation, multiplied by the number of whole years of service by such employee with MBI as of the Effective Time (with a minimum of four weeks’ base salary and a maximum of 26 weeks’ base salary), subject to the execution of a release of claims against Business First and its Affiliates. For purposes of this Section, “cause” means any termination of employment due to the occurrence of one of more of the following events: (i) the employee’s willful refusal to comply in any material respect with the lawful employment policies of Business First and its Subsidiaries, (ii) the employee’s commission of an act of fraud, embezzlement or theft against Business First or any of its Subsidiaries, (iii) the conviction or plea of nolo contendere to any crime involving moral turpitude or a felony, or (iv) the failure to substantially perform the duties and responsibilities of his or her position with Business First Bank following written notice regarding such failure and a reasonable cure period (to the extent such failure is subject to cure).

D.     Following the Effective Time, Business First shall provide continuation coverage under Section 4980B of the Code and Section 601 of ERISA and other applicable laws to all “qualified beneficiaries” (within the meaning of Code Section 4980(g)) who were entitled to such coverage under any group health plan maintained by MBI prior to the Effective Time or who become “qualified beneficiaries” as a result of the consummation of the Merger.

E.     MBI shall terminate the ESOP, effective immediately prior to the Effective Time. Prior to the Closing, MBI shall adopt such resolutions and/or amendments (and take any other required action) to amend the ESOP to provide that contingent upon Closing, (i) the ESOP is terminated immediately prior to the Closing; (ii) no new participants will be admitted to the ESOP; (iii) MBI will cause the ESOP trust to repay or cancel or otherwise satisfy the then outstanding loan and other indebtedness, if any; (iv) all ESOP participants' accounts will be fully vested and 100% non-forfeitable after the Closing; (v) the ESOP will not permit distribution to participants in the form of “qualifying employer securities” (as defined in Section 407 of ERISA; (vi) the ESOP will permit the balance of each participant's account to be distributable in cash, and (vii) to the extent permitted by ERISA, all expenses of maintaining the ESOP trust after the Closing shall be paid from the ESOP trust. As soon as practicable after the date hereof, MBI shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the ESOP immediately prior to the Effective Time, with a copy to be provided to Business First and its counsel in advance of such filing. Prior to the Effective Time, MBI and, following the Effective Time, Business First, shall use their respective commercially reasonable efforts to obtain such favorable determination letter as promptly as practicable (including, but not limited to, adopting such amendments to the ESOP as may be requested by the IRS as a condition to its issuance of a favorable determination letter). As soon as practicable following the later of the Effective Time or the receipt of the favorable determination letter from the IRS regarding the qualified status of the ESOP upon its termination, all account balances in the ESOP shall be either distributed to participants and beneficiaries or rolled over to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct, including for MBI Employees rollover to the Business First Bank Employee Retirement Plan and Trust. Notwithstanding the foregoing, nothing shall prohibit earlier distribution from the ESOP on account of separation from service or other permissible distribution event occurring after the termination of the ESOP.

F.     MBI shall take all reasonable and practicable actions to cause MBL Bank to cease its participation in the Pentegra Defined Contribution Plan for Financial Institutions (the “MBI 401(k) Plan”) and to withdraw from such plan effective no later than the day immediately prior to the Effective Time. To the extent not vested, the accounts of all participants and beneficiaries in the MBI 401(k) Plan shall become fully vested as of such withdrawal and any forfeitures held in the MBI 401(k) Plan shall be allocated as an additional benefit as of such withdrawal. As soon as practicable following the Effective Time, the accounts of MBI Employees in the MBI 401(k) Plan shall be transferred to the B1B Plan and held subject to the terms and conditions of that plan.

G.     To the extent requested by Business First, MBI will (and will cause MBL Bank to) execute and deliver such instruments and take such other actions as Business First may reasonably request to freeze, amend or terminate any MBI Employee Plan in accordance with the terms of such plan or agreement and in accordance with all Legal Requirements, to be effective as of the Effective Time, except that the winding up of any such plan or agreement may be completed following the Closing Date.

H.     The parties acknowledge and agree that the Merger constitutes a “change in control” under those certain amended and restated Employment Agreements by and between Jack E. Byrd, Jr. and MBL Bank and Jack E. Byrd, Jr. and MBI, each dated as of January 10, 2012 (the “Byrd Agreements”), and those certain Amended and Restated Supplemental Retirement Agreements by and between MBL Bank and each of Michael P. Burton, A. David Evans, and Becky T. Harrell, each dated as of December 9, 2008 (the “SERPs”). Prior to and contingent upon the Closing, Business First and Business First Bank shall take such actions as are reasonably necessary to unilaterally terminate the Byrd Agreements as of the Closing Date in exchange for a lump sum cash payment at Closing to the affected individual in the amount set forth in Section 6.15H of the Schedules; provided, however, that such amount shall be reduced to the extent necessary to avoid being classified as an “excess parachute payment” under Section 280G of the Code or being subject to a Tax under Section 4999 of the Code. The termination and liquidation of the Byrd Agreements shall be made in a manner consistent with the provisions of Section 409A of the Code so as to avoid any additional tax, interest, or penalties in connection with such termination and liquidation. Prior to the Closing Date, MBI and MBL Bank, as applicable, shall fully accrue any and all future payments to be made with respect to the Byrd Agreements (including any termination payment), to the extent such payments have not previously been accrued.

I.     As of the date of this Agreement, Jack E. Byrd, Jr. has delivered a fully executed termination and liquidation of the Byrd Agreements in a form reasonably acceptable to Business First.

J.     As soon as practicable following the date of this Agreement, MBI shall obtain and deliver to Business First a written report, at MBI’s sole expense, with detailed supporting calculations from an independent, nationally recognized accounting or law firm dated, in substance and form reasonably satisfactory to Business First, setting forth its reasonable compensation analysis under Section 280G of the Code, including, with respect to the restrictive covenants contained in the Employment Agreement between Business First Bank and Jack E. Byrd, Jr. as of even date herewith, (i) a valuation of such restrictive covenants and (ii) a determination of "reasonable compensation" for services to be performed relating to such restrictive covenants, with reasonable compensation being determined by the results of a peer group survey conducted in accordance with customary practices, including the tax court case known as Square (the “280G Report”).

K.     Business First will assume the rights and obligations of MBI and MBL Bank under the SERPs on the Closing Date and make payments in accordance with the terms of such plans after the Closing Date.

L.     No provision contained in this Agreement shall amend or modify or be deemed to amend or modify any MBI Employee Plan or Business First Employee Plan. Nothing contained herein shall be deemed a guarantee of employment for any MBI Employee, or to restrict the right of Business First or Business First Bank to terminate the employment of any MBI Employee, or a guarantee of any type or amount of compensation or benefits.

Section 6.16     Voting Agreement. Simultaneously with the execution of this Agreement, each of the directors and executive officers of MBI and MBL Bank will execute a Voting Agreement, the form of which is attached as Exhibit D, pursuant to which each agrees to vote all of their shares of MBI Stock in favor of the Merger.

Section 6.17     Bank Merger Transaction. MBI will (and will cause MBL Bank to) cooperate to take all actions (including making all such filings) as may be reasonably necessary and appropriate to effectuate the Bank Merger, to be effective at such time following the Effective Time as Business First may determine.

Section 6.18     Data Conversion.

A.     Business First intends to convert some or all of MBI’s information and data onto Business First’s information technology systems (the “Data Conversion”). MBI agrees to reasonably cooperate with Business First in preparing for the Data Conversion, including providing reasonable access to data, information systems, and personnel having expertise with MBI’s and MBL Bank’s information and data systems.

B.     Until the Effective Time, MBI shall advise Business First of all anticipated renewals or extensions of existing data processing service agreements, data processing software license agreements, data processing hardware lease agreements, and other material technology-related licensing, maintenance or servicing agreements with independent vendors (“Technology-Related Contracts”) involving MBI or MBL Bank. The material Technology-Related Contracts of MBI and MBL Bank are listed in Section 3.13 of the Schedules.

C.     MBI will reasonably cooperate with Business First and take all reasonable actions to ensure that all Technology-Related Contracts will, if the Merger occurs, be terminated on such date(s) as may be requested by Business First.

Section 6.19     Board of Directors. Business First will, and will cause Business First Bank to, appoint Jack E. Byrd, Jr. to a newly created position on the board of directors of Business First and Business First Bank, respectively, on the Closing Date, and shall nominate, and will cause Business First Bank to nominate, Jack E. Byrd, Jr. as director for such newly created position at the next annual meeting of shareholders at which directors are elected following the Effective Time.

Section 6.20     No Control. Nothing contained in this Agreement shall give Business First, directly or indirectly, the right to control or direct the operations of MBI or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of MBI and Business First shall exercise, consistent with the terms of this Agreement, complete control and supervision over its and its Subsidiaries respective operations.

Article VII.
CONDITIONS PRECEDENT

Section 7.01     Conditions to Each Party’s Obligation. The obligation of each party to consummate the Merger is subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

A.     This Agreement and the Merger will have been approved by the shareholders of MBI.

B.     All Requisite Regulatory Approvals will have been obtained and will remain in full force and effect and all statutory waiting periods in respect thereof will have expired.

C.     All consents and approvals listed in Section 4.04 and Section 3.08 of the Schedules will have been received and will remain in full force and effect.

D.     No action will have been taken, and no Legal Requirement will have been promulgated, enacted, entered, enforced or deemed applicable to the Merger by any Governmental Authority, including the entry of a preliminary or permanent injunction, that would (i) make this Agreement or the Bank Merger Agreement, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable in any material respect, (ii) impose material limits on the ability of any party to this Agreement to consummate this Agreement or the Bank Merger Agreement, or the transactions contemplated hereby or thereby, or (iii) otherwise prohibit or restrain the Merger; and no Proceeding before any Governmental Authority will be instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (i) through (iii) above.

Section 7.02     Conditions to Obligation of Business First. The obligation of Business First to consummate the Merger is also subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

A.     The representations and warranties of MBI in this Agreement will be true and correct, in all material respects, as of the date of this Agreement and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event it will be true and correct as of the specified date), except with respect to representations and warranties that are qualified by materiality (other than Material Adverse Change), which will be true and correct in all respects.

B.     The covenants and obligations of MBI to be performed or observed on or prior to the Closing Date under this Agreement will have been performed or observed in all material respects.

C.     The Requisite Regulatory Approvals shall not include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of Business First, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of Business First and MBI or materially impair the value of MBI to Business First.

D.     Not more than 10% of the outstanding shares of the MBI Stock shall be Dissenting Shares.

E.     No MBI Options shall be outstanding, and each shall have been exercised or terminated and cancelled prior to the Effective Time in accordance with Section 2.02.

F.     No payments to be made pursuant to this Agreement or any agreement delivered in connection with the consummation of the transactions contemplated by this Agreement, including without limitation, any amounts provided in Section 6.15H of the Schedules, shall be classified as an “excess parachute payment” under Section 280G of the Code or will be subject to a Tax under Section 4999 of the Code.

G.     Business First will have received from each of the directors and Executive Officers of MBI and each of its Subsidiaries an instrument dated as of the Closing Date to the effect that such director or Executive Officer, as applicable, releases any claims against MBI and each of its Subsidiaries (except to certain matters described therein), the form of which is attached as Exhibit B.

H.     Delivery of a fully executed Employment Agreement between Business First Bank and Jack E. Byrd, Jr., the terms of which are mutually agreeable to the parties thereto.

I.     Delivery of the 280G Report, pursuant to Section 6.15J.

J.     Delivery of fully executed Retention Agreements between Business First Bank and the individuals listed in Section 7.02J of the Schedules, the terms of which are mutually agreeable to the parties thereto.

K.     Delivery of fully executed Support Agreements from each of the directors of MBI and MBL Bank, the form of which is attached as Exhibit C.

L.     Receipt of a certificate, dated as of the Closing Date, executed by the Secretary of MBI, acting solely in his or her official capacity, certifying (i) the due adoption by the MBI board of directors of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated by this Agreement; (ii) the approval by the shareholders of MBI of this Agreement and the transactions contemplated by this Agreement; (iii) the Constituent Documents of MBI; and (iv) the incumbency and true signatures of those officers of MBI duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement.

M.     Receipt of a certificate, dated as of the Closing Date, executed by the Chief Executive Officer or other duly authorized Executive Officer of MBI, acting solely in his or her official capacity, certifying that the conditions to Closing described in Section 7.01 (excluding Sections 4.04 and 7.01B) and Section 7.02 have been satisfied.

N.     Receipt of a certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of MBL Bank, acting solely in his or her official capacity, certifying (i) the due adoption by the board of directors of MBL Bank of corporate resolutions attached to such certificate authorizing the Bank Merger and the execution and delivery of the Bank Merger Agreement; (ii) the Constituent Documents of MBL Bank; and (iii) the incumbency and true signatures of those officers of MBL Bank duly authorized to act on its behalf in connection with the Merger, the Bank Merger and to execute and deliver this Agreement, the Bank Merger Agreement and the other agreements, documents and instruments contemplated by this Agreement and the Bank Merger Agreement.

O.     Receipt of evidence reasonably satisfactory to Business First that all consents and approvals required to be obtained by each of MBI and MBL Bank to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement, including, but not limited to, those listed in Section 3.08 of the Schedules have been obtained and are in full force and effect.

Section 7.03     Conditions to Obligations of MBI. The obligations of MBI to consummate the Merger is also subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

A.     The representations and warranties of Business First in this Agreement being true and correct, in all material respects, as of the date of this Agreement and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event it will be true and correct as of the specified date), except with respect to representations and warranties that are qualified by materiality (other than Material Adverse Change), which are be true and correct in all respects.

B.     The covenants and obligations of Business First to be performed or observed on or prior to the Closing Date under this Agreement having been performed or observed in all material respects.

C.     Receipt of a certificate, dated as of the Closing Date, executed by the Secretary of Business First, acting solely in his or her official capacity, certifying (i) the due adoption by the board of directors of Business First of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated by this Agreement; and (ii) the incumbency and true signatures of those officers of Business First duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement.

D.     Receipt of a certificate, dated as of the Closing Date, executed by the Secretary of BFB, acting solely in his or her official capacity, certifying (i) the due adoption by the board of directors of BFB of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated by this Agreement; and (ii) the incumbency and true signatures of those officers of BFB duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement.

E.     Receipt of a certificate, dated as of the Closing Date, executed by the Chief Executive Officer or other duly authorized executive officer of Business First, acting solely in his or her official capacity, certifying that the conditions to Closing described in Section 7.01 (excluding Section 7.01A) and Section 7.03 have been satisfied.

F.     Receipt of evidence reasonably satisfactory to MBI that all consents and approvals required to be obtained by Business First to consummate the transactions contemplated by this Agreement, including, but not limited to, those listed in Section 4.04 of the Schedules have been obtained and are in full force and effect.

Article VIII.
TERMINATION AND ABANDONMENT

Section 8.01     Right of Termination. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, as follows, and in no other manner:

A.     By the mutual written agreement of MBI and Business First.

B.     By either Business First or MBI, if the Effective Time has not occurred by the close of business on June 30, 2018, or such later date as may be mutually agreeable to the parties; provided, however, that the right to terminate this Agreement under this Section 8.01B will not be available to any party whose failure to comply with its obligations under, or breach of any representation or warranty set forth in, this Agreement has resulted in, or principally caused, the failure of the Effective Time to occur on or before such date.

C.     By either Business First or MBI, if any Requisite Regulatory Approval is denied by a final, nonappealable action of any Governmental Authority, or if Business First reasonably determines in good faith after consultation with its counsel that there is a substantial likelihood that any Requisite Regulatory Approval will not be obtained or will be obtained only upon a condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the board of directors of Business First, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of Business First and MBI or materially impair the value of MBI to Business First (a “Burdensome Condition”).

D.     By either Business First or MBI (provided that the party terminating this Agreement is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if there has been a material breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or in any Schedule or document delivered under this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement such that Section 7.03A, with respect to MBI, or Section 7.02A, with respect to Business First, would not be satisfied and such breach is not curable or, if curable, has not been cured within thirty (30) days after written notice of the breach is given by the non-breaching party to the breaching party.

E.     By MBI at any time before the MBI Shareholder Approval if before such time, MBI receives an unsolicited bona fide Acquisition Proposal and the board of directors of MBI determines in its good faith judgment (after consultation with its outside legal counsel and with respect to financial matters its financial advisors), that (i) such Acquisition Proposal (if consummated pursuant to its terms and after giving effect to the payment of the Termination Fee (as defined herein) is reasonably likely to lead to a Superior Proposal and (ii) the failure to terminate this Agreement and accept such Superior Proposal would be inconsistent with its fiduciary duties under applicable law; provided, however, that MBI may not terminate this Agreement under this Section 8.01E unless:

(i)     MBI has provided prior written notice to Business First at least three (3) Business Days in advance (the “Notice Period”) of terminating this Agreement, which notice advises Business First that the board of directors of MBI has received a Superior Proposal, specifies the material terms and conditions of such Superior Proposal (including the identity of the Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) making the Superior Proposal); and

(ii)     during the Notice Period, MBI negotiates, and causes its financial advisor and outside legal counsel to negotiate, with Business First in good faith (to the extent Business First desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and the board of directors of MBI considers such adjustments in the terms and conditions of this Agreement resulting from such negotiations and concludes in good faith after consultations with its financial advisors and the advice of its outside legal counsel that such Superior Proposal remains a Superior Proposal even after giving effect to the adjustments in the terms and conditions of this Agreement proposed by Business First.

If during the Notice Period any revisions are made to the Superior Proposal and the board of directors of MBI in its good faith judgment determines such revisions are material, MBI shall deliver a new written notice to Business First and shall comply with the requirements of this Section 8.01E with respect to such new written notice, except that the new Notice Period shall be two (2) Business Days. Termination under this Section 8.01E shall not be deemed effective until payment of the Termination Fee as required by Section 8.03.

F.     By Business First if (i) MBI has breached its covenant contained in Section 6.07 prior to the termination of this Agreement in a manner materially adverse to Business First; (ii) the MBI board of directors resolves to accept a Superior Proposal; or (iii) the MBI board of directors effects a Change in Recommendation.

G.     By either Business First or MBI if the MBI Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the MBI Meeting.

Section 8.02     Effect of Termination. Except as provided in Section 8.03, if this Agreement is terminated, neither party will have any further liability or obligation under this Agreement; provided, however, that termination will not relieve a party from any liability for any breach by it occurring prior to termination; and provided further, that Section 6.06B, this Section 8.02 and Article IX (other than Section 9.11) will survive any termination of this Agreement.

Section 8.03     Termination Fee. To compensate Business First for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by Business First (other than as contemplated by Section 6.07D), MBI and Business First agree as follows:

A.     Provided that Business First is not in material breach of any covenant or obligation under this Agreement (which breach, if curable, has not been cured within fifteen (15) days following receipt of written notice thereof by MBI specifying in reasonable detail the basis of such alleged breach), if this Agreement is terminated by:

(i)     MBI under the provisions of Section 8.01E, then MBI shall pay to Business First the sum of $3,000,000 (the “Termination Fee”) in immediately available funds;

(ii)     Business First under the provisions of Section 8.01F, then MBI shall pay to Business First the Termination Fee in immediately available funds; and

(iii)     either Business First or MBI under the provisions of Section 8.01G if within twelve (12) months of the termination of this Agreement, MBI enters into an Acquisition Agreement with any Person with respect to any Acquisition Proposal, then MBI shall pay to Business First the Termination Fee in immediately available funds.

B.     The payment of the Termination Fee shall be Business First’s sole and exclusive remedy with respect to termination of this Agreement as set forth in Section 8.03A. For the avoidance of doubt, in no event shall the Termination Fee described in Section 8.03A be payable on more than one occasion.

C.     Any payment required by Section 8.03 shall become payable within two (2) Business Days after receipt by the non-terminating party of written notice of termination of this Agreement; provided, however, that if the payment of the Termination Fee is required pursuant to Section 8.03A(iii), then such payment shall become payable on or before the date of execution by MBI of an Acquisition Agreement.

Article IX.
MISCELLANEOUS

Section 9.01     Definitions. In this Agreement, unless the context otherwise requires or unless otherwise specifically defined or provided in this Agreement:

“Acquisition Agreement” means any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or any similar agreement related to any Acquisition Proposal.

“Acquisition Proposal” means any proposal (whether communicated to MBI or publicly announced to MBI’s shareholders) by any Person (other than Business First or any of its Affiliates) for an Acquisition Transaction involving MBI, any Subsidiary or any future Subsidiary of MBI, or any combination of such Subsidiaries, the assets of which constitute, or would constitute, 20% or more of the consolidated assets of MBI as reflected on MBI’s most recent consolidated statement of condition prepared in accordance with GAAP.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from MBI by any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act), other than Business First or any of its Affiliates, of 20% or more in interest of the total outstanding voting securities of MBI or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Business First or any of its Affiliates) beneficially owning 20% or more in interest of the total outstanding voting securities of MBI or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving MBI or any of its Subsidiaries pursuant to which the shareholders of MBI immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license, acquisition or disposition of 20% or more of the assets of MBI or any of its Subsidiaries; or (iii) any liquidation or dissolution of MBI or any of its Subsidiaries.

“Affiliate” means, with respect to any Entity, any other Entity that directly or indirectly controls, is controlled by or is under common control with such Entity. For purposes of this definition, the term “control” means the power to direct the management of such Entity through voting rights, ownership or contractual obligations.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code.

“Banking Laws” means all laws and regulations applicable to the operations of federally insured financial institutions, including, without limitation, laws and regulations related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2010, the Real Estate Settlement Procedures Act, Regulation X, Flood Disaster Protection Act, Home Owners Equity Protection Act, Right to Financial Privacy Act, Unfair, Deceptive or Abusive Acts or Practices and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are authorized or required to be closed in Baton Rouge, Louisiana or Minden, Louisiana.

“Code” means the Internal Revenue Code of 1986, as amended.

“Constituent Documents” means, with respect to any Entity, its certificate or articles of incorporation, bylaws and any similar charter or other organizational documents.

“Employee Benefit Plans” has the same meaning given that term under Section 3(3) of ERISA.

“Enforceability Exceptions” means any limitation imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar Legal Requirement affecting creditors’ rights and remedies generally and, with respect to enforceability, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity.

“Entity” means any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any Governmental Authority.

“Executive Officer” means any officer of with a title of Senior Vice President or higher, including, without limitation, President, CFO and Senior Vice President.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority” means any governmental body, whether administrative, executive, judicial, legislative, regulatory, or taxing, including any federal, state, county, municipal or other government or governmental agency, arbitrator, authority, board, body, branch, bureau, or comparable agency or Entity, commission, corporation, court, department, instrumentality, mediator, panel, system or other political unit or subdivision or other Entity of any of the foregoing.

“Knowledge” means with respect to a party, the actual knowledge, after reasonable inquiry, of the President, Chief Executive Officer or Chief Financial Officer of such party.

“Legal Requirement” means collectively, with respect to a Person, any (A) federal, state, local, municipal or other constitution, law, ordinance, code, rule, regulation, statute, treaty, or administrative pronouncement having the force of law, (B) any order, judgment, decree, decision, ruling, writ, assessment, charge, stipulation, injunction or other determination of any Governmental Authority, or any arbitration award entered into by an arbitrator, in each case having competent jurisdiction to render such, or (C) other similar requirement enacted, adopted or promulgated by any Governmental Authority, in each case, that is binding upon or applicable to such Person, as amended, unless expressly specified otherwise.

“Lien” means any mortgage, lien (statutory or other) or encumbrance, or other security agreement, arrangement or interest, hypothecation, pledge or other deposit arrangement, assignment, charge, levy, executory seizure, attachment, garnishment, encumbrance (including any unallocated title reservations or any other title matters which impairs marketability of title), conditional sale, title retention or other similar agreement, arrangement, device or restriction, preemptive or similar right, any financing lease involving substantially the same economic effect as any of the foregoing, the filing of any financing statement under the Uniform Commercial Code or comparable Legal Requirement of any jurisdiction, restriction on sale, transfer, assignment, disposition or other alienation, or any option, equity, claim or right of or obligation to, any other Person, of whatever kind and character.

“Material Adverse Change” means, with respect to MBI or Business First, respectively, any event, change, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect on the financial condition, assets, capitalization, business or results of operations of MBI and its Subsidiaries, taken as a whole, or Business First and its Subsidiaries taken as a whole, as the case may be or the ability of a party to timely perform its obligations under this Agreement, except for any such effects resulting from: (A) changes in GAAP or regulatory accounting principles generally applicable to banks or their holding companies; (B) any action taken by MBI or any of its Subsidiaries with the prior consent of Business First in accordance with this Agreement or the transactions contemplated by this Agreement; (C) changes in laws (or interpretations thereof) that were not publicly announced prior to the date of this Agreement; (D) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective Subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement; (E) general conditions in or changes generally affecting the banking industry or the geographic region in which the party operates, including changes in Legal Requirements or interpretations thereof by any Governmental Authority prevailing market rates of interest, credit availability or liquidity; (F) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; or (H) any failure, in and of itself, by a party to meet any internal projections, forecasts or revenue or earnings projections (it being understood that the facts giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect); except, with respect to clauses (A), (C), (E) and (F), to the extent that the effects of such changes or conditions disproportionately affect MBI and its Subsidiaries taken as a whole or Business First and its Subsidiaries taken as a whole, as the case may be, as compared to similarly situated banks and their holding companies located in the United States.

“Person” means any natural individual or any Entity.

“Proceeding” means any action, claim, demand, lawsuit, assessment, arbitration, judgment, award, decree, order, injunction, prosecution or investigation, or other proceedings before any Governmental Authority or arbitration.

“Representatives” means, when used with reference to a party, its directors, officers, employees, advisors, attorneys, accountants, consultants and other agents.

“Schedules” means the disclosure schedules supplementing the representations and warranties made by the parties under this Agreement.

“Subsidiary” means, when used with reference to an Entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such Entity or any partnership, joint venture or other enterprise in which any Entity has, directly or indirectly, a majority equity interest.

“Superior Proposal” means any bona fide written Acquisition Proposal which the MBI board of directors reasonably determines, in its good faith judgment based on, among other things, the advice of MBI’s outside counsel and its financial advisors, to be (i) more favorable from a financial point of view to the shareholders of MBI than the Merger taking into account all terms and conditions of the Acquisition Proposal and (ii) reasonably capable of being consummated on the terms proposed, taking into account all legal, financial, regulatory (including the advice of MBI’s outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “50%.”

“Tax” and “Taxes” mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value added, stamp, documentation, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulation” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury under the Code.

Section 9.02     Interpretation. The table of contents, headings and captions contained in this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or any provision of this Agreement. When a reference is made in this Agreement to the Recitals or a Section or Schedule, such reference is to the Recitals to, a Section of, or Schedules to this Agreement unless otherwise indicated. Any agreement, instrument or statute defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement means such agreement, instrument or statute in effect as of the date of this Agreement unless the context in which the agreement, instrument or statute is used expressly provides otherwise. References to a Person are also to its successors and permitted assigns. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Each use of the masculine, feminine or neuter gender is deemed to include the other genders, and each use of the plural is deemed to include the singular, and vice versa, in each case as the context requires. This Agreement is the product of negotiation by the parties, having assistance of counsel and other advisors. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other. No provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or omit to take any action, which action or omission would violate any Legal Requirement. All references to days in this Agreement are to calendar days, unless the context expressly otherwise provides, except that any time period provided for in this Agreement that will end on a day other than a Business Day will extend to the next Business Day.

Section 9.03     Survival of Representations and Warranties. Except for those covenants and agreements expressly to be performed or observed after the Effective Time, the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered under this Agreement will not survive the Effective Time.

Section 9.04     Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Merger will be borne and paid by the party incurring the expense.

Section 9.05     Entire Agreement. This Agreement (and all related documents referenced in this Agreement, including the Schedules and Exhibits) constitutes the full understanding of the parties with respect to the subject matter hereof and thereof, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the Merger, and, except for the Confidentiality Agreement, supersedes all prior agreements, undertakings, negotiations and discussions, whether oral or written, of the parties with respect to the subject matter hereof and thereof. There are no warranties, representations, covenants, obligations or agreements between the parties, except as set forth in this Agreement (or any such related documents).

Section 9.06     Further Cooperation. Each party will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required to fully consummate the transactions contemplated by this Agreement in accordance its terms.

Section 9.07     Severability. If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any Legal Requirement, (A) such term or provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision were not a part of this Agreement; (B) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (C) there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only as broad as is enforceable.

Section 9.08     Notices. All notices, requests, demands, and other communications required or permitted to be given under this Agreement will be in writing and delivered by hand, facsimile transmission or a nationally recognized overnight courier service (return receipt requested) as follows:

If to Business First or BFB:

Business First Bancshares, Inc.

500 Laurel Street, Suite 101

Baton Rouge, Louisiana 70801

Attn: David R. Melville, III

Facsimile No.: 225-248-7650

With a copy to:

Fenimore, Kay, Harrison & Ford, LLP

812 San Antonio, Suite 600

Austin, Texas 78701

Attention: Lowell W. Harrison

Facsimile No.: 512-583-5940

If to MBI:

Minden Bancorp, Inc.

100 MBL Bank Drive

Minden, Louisiana 71055

Attention: Jack E. Byrd, Jr.

Facsimile No.: 318-371-4101

With a copy to:

Phelps Dunbar, LLP

365 Canal Street

Suite 2000

New Orleans, Louisiana 70130

Attention: Mark A. Fullmer

Facsimile No.: 504-568-9130

or to such other address or fax number as a party may specify by notice given in accordance with this Section. Any notice given in accordance with this Agreement will be effective in the case of personal delivery or facsimile transmission, when delivered or received if received before 5:00 p.m. local time on a Business Day, or on the next Business Day if delivered or received on a day that is not a Business Day or after 5:00 p.m. local time on a Business Day; and in the case of nationally recognized overnight courier service, one Business Day after delivery to the courier service together with all appropriate fees or charges and instructions for overnight delivery.

Section 9.09     Governing Law; Waiver of Right to Jury Trial. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH PARTY SUBJECT TO THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF LOUISIANA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE MERGER.

Section 9.10     Multiple Counterparts. This Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts together will be deemed to be one and the same Agreement. A facsimile or electronic transmission in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

Section 9.11     Specific Performance. Each party acknowledges that the other party or parties would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that the provisions contained in this Agreement were not performed in accordance with their respective terms or otherwise were materially breached. Therefore, each party agrees that, without the necessity of proving actual damages or posting bond or other security, the other party or parties will be entitled to seek a temporary or permanent injunction or injunctions to prevent breaches of such performance and to seek specific enforcement of such covenants in addition to any other remedy to which it may be entitled, at law or in equity.

Section 9.12     Attorneys’ Fees and Costs. Except as otherwise provided in this Agreement, if attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, the prevailing party will be entitled to recover from the non-prevailing party reasonable attorneys’ fees and costs incurred therein and determined by the court to be justified.

Section 9.13     Binding Effect; Assignment. Except as otherwise expressly provided in this Agreement, no party will assign this Agreement or any of its rights or obligations, in whole or in part, without the prior written consent of the other parties, and any such assignment made or attempted in violation of this Section will be void and of no effect. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns.

Section 9.14     Third Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties and their respective successors and permitted assigns. Nothing in this Agreement will act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor will any provision give any third party any right of subrogation or action over or against any party to this Agreement.

Section 9.15     Amendment; Waiver; Extension. Except as prohibited by any Legal Requirement, Business First and MBI may by mutual agreement amend this Agreement, extend the time for the performance of any obligations or other acts of any other party to this Agreement, waive any inaccuracy in the representations and warranties contained in this Agreement or any Schedules provided in accordance with this Agreement, or waive compliance with any agreements or conditions contained in this Agreement by an instrument signed in writing by or on behalf of each party. No party to this Agreement will by any act (other than a written instrument) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions of this Agreement. No failure to exercise, nor any delay in exercising, any right, power or privilege hereunder by any party will operate as a waiver. No waiver of any provision, or any portion of any provision, of this Agreement will constitute a waiver of any other part of the provision or any other provision of this Agreement, nor will it operate as a waiver, or estoppels with respect to, any subsequent or other failure. Notwithstanding the foregoing, a party may unilaterally waive a right that is solely applicable to it.

Section 9.16     Disclosure Schedules; Supplements to the Disclosure Schedules.

A.     Information contained in the Schedules qualifies the representations and warranties in the Section to which the particular Schedule relates (or makes cross-reference), as well as representations and warranties in other Sections of this Agreement, but only to the extent that the specific item on any such Schedule is reasonably apparent on its face as being applicable to such other Section(s).

B.     MBI may from time to time prior to the Closing, and will at least five days prior to the Closing, supplement the Schedules delivered to Business First with respect to any matter that (i) arises and becomes known by MBI after the date of this Agreement and that would have been required or permitted to be set forth or described on the Schedules had such matter existed as of the date of this Agreement, and (ii) does not arise from a breach of this Agreement. No such supplemental disclosure will be deemed to have cured any breach of a representation or warranty made in this Agreement by MBI unless Business First waives the breach in the manner set forth in this Agreement.

[SIGNATURE PAGES FOLLOW]

[BUSINESS FIRST/BFB SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

BUSINESS FIRST BANCSHARES, INC.

By:	/s/ David R. Melville, III
David R. Melville, III
President and Chief Executive Officer

BFB ACQUISITION COMPANY

By:	/s/ David R. Melville, III
David R. Melville, III
President and Chief Executive Officer

[MBI SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by its duly authorized officer as of the date first above written.

MINDEN BANCORP, INC.

By:	/s/ Jack E. Byrd, Jr.
Jack E. Byrd, Jr.
Chairman, President and Chief Executive Officer

EXHIBIT A

form of BANK MERGER AGREEMENT

EXHIBIT B

form of RELEASE

EXHIBIT C

form of SUPPORT AGREEMENT

EXHIBIT D

form of VOTING AGREEMENT